EXECUTION VERSION

CREDIT AGREEMENT
dated as of December 13, 2022
among
MASONITE INTERNATIONAL CORPORATION,
as Holdings,
MASONITE CORPORATION,
as the Borrower,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent
and
JPMORGAN CHASE BANK, N.A.,
and
CIBC CAPITAL MARKETS,
as Joint Lead Arrangers and Joint Bookrunners

i

Schedules:

Schedule 1.01A	Immaterial Subsidiaries
Schedule 1.01C	Unrestricted Subsidiaries
Schedule 2.01	Commitments and Applicable Percentage
Schedule 2.03	Existing Letters of Credit
Schedule 5.08(b)	Existing Liens
Schedule 5.08(c)	Owned Real Property
Schedule 5.08(d)(i)	Leased Real Property (Lessee)
Schedule 5.08(d)(ii)	Leased Real Property (Lessor)
Schedule 5.08(e)	Existing Investments
Schedule 5.13	Subsidiaries and Other Equity Investments; Loan Parties
Schedule 6.12	Guarantors
Schedule 7.02	Existing Indebtedness
Schedule 7.09	Burdensome Agreements
Schedule 10.02	Administrative Agent’s Office; Certain Addresses for Notices

Exhibits:

Exhibit A-1	Form of Committed Loan Notice
Exhibit A-2	Form of Prepayment Notice
Exhibit B	Form of Note
Exhibit C	Form of Assignment and Assumption
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Guaranty
Exhibit F-1	Form of Security Agreement
Exhibit F-2	Form of Perfection Certificate
Exhibit G	Form of Loan Party Accession Agreement
Exhibit H	Form of Solvency Certificate
Exhibit I	Form of ABL Intercreditor Agreement

v

CREDIT AGREEMENT
This Credit Agreement (this “Agreement”), dated as of December 13, 2022, is among MASONITE INTERNATIONAL CORPORATION, a British Columbia corporation (“Holdings”), MASONITE CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Collateral Agent.
PRELIMINARY STATEMENTS
WHEREAS, the Borrower intends to directly acquire 100% of the outstanding Equity Interests of EPI Holdings, Inc. (the “Target” and such acquisition, the “Acquisition”), pursuant to that certain Securities Purchase Agreement, dated as of November 2, 2022 (together with all annexes, attachments, exhibits and schedules thereto, collectively, as amended, restated, supplemented or modified as permitted by this Agreement, the “Acquisition Agreement”), by and among the Borrower, Cyprium Investors V LP, a Delaware limited partnership, Cyprium Parallel Investors V LP, a Delaware limited partnership, 1492 Capital LLC, an Ohio limited liability company, Nationwide Defined Benefit Master Trust, an employee pension plan organized in New York, Bruce E. Procton, a natural person, the Rose E. Procton Irrevocable Trust u/a/d 12/31/12, the Alexander M. Procton Irrevocable Trust u/a/d 12/31/12, the Jonas M. Procton Irrevocable Trust u/a/d 12/31/12, Kevin MacDonald, a natural person, Walter Hammond, a natural person, Greg McGehee, a natural person, and Lawrence P. Repar, a natural person, the Target, and Bruce E. Procton, a natural person, as the “Company Equityholders’ Representative”; and
WHEREAS, the Borrower has requested that the Lenders provide Loans to consummate the Acquisition on the Closing Date and for the other purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:
“2030 Note Indenture” means the Indenture, dated as of July 26, 2021, by and among Holdings, certain subsidiaries of Holdings and Wells Fargo Bank, National Association, as trustee.
“2028 Note Indenture” means the Indenture, dated as of July 25, 2019, by and among Holdings, certain subsidiaries of Holdings and Wells Fargo Bank, National Association, as trustee.
“ABL Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of January 31, 2019, among Holdings, as Canadian borrower, the Borrower, as lead U.S. borrower, Premdor Crosby Limited, a limited company incorporated in England and Wales, as

U.K. borrower, each borrower from time to time party thereto, each lender from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent, as amended by Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of February 10, 2020, Amendment No. 2 to Second Amended and Restated Credit Agreement, dated as of September 24, 2021, Amendment No. 3 to Second Amended and Restated Credit Agreement and Facility Increase Amendment, dated as of October 28, 2022, Amendment No. 4 to Second Amended and Restated Credit Agreement, dated as of December 12, 2022, and, to the extent permitted by the Loan Documents, as otherwise amended, supplemented, amended and restated or otherwise modified from time to time.
“ABL Facility” means the credit facility evidenced by the ABL Credit Agreement.
“ABL Loan Documents” means the “Loan Documents” under and as defined in the ABL Credit Agreement.
“ABL Obligations” means the “Finance Obligations” under and as defined in the ABL Credit Agreement.
“ABL Priority Collateral” has the meaning specified in the Intercreditor Agreement.
“Accession Agreement” means a Loan Party Accession Agreement, substantially in the form of Exhibit G hereto, executed and delivered by an Additional Subsidiary Guarantor after the Effective Date.
“Acquisition” has the meaning specified in the preliminary statements.
“Acquisition Agreement” has the meaning specified in the preliminary statements.
“Additional Collateral Documents” has the meaning specified in Section 6.12(b).
“Additional Lender” has the meaning specified in Section 2.12(d).
“Additional Loans” has the meaning specified in Section 2.12(a).
“Additional Subsidiary Guarantor” means each Person that becomes a Subsidiary Guarantor after the Effective Date by execution of an Accession Agreement.
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.
“Adjusted Term SOFR Rate” means, for any Interest Period with respect to a Term Benchmark Loan, an interest rate per annum equal to (a) the Term SOFR Rate, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.
“Administrative Agent” means JPM, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an administrative questionnaire in a form approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent” means the Administrative Agent, each syndication agent or documentation agent party hereto from time to time or the Collateral Agent and any successors and assigns in such capacity, and “Agents” means any two or more of them.
“Agent Parties” has the meaning specified in Section 10.02(c).
“Aggregate Commitments” means at any time the Commitments of all the Lenders.
“Agreement” has the meaning specified in the preamble.
“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act 2010, as amended, the Corruption of Foreign Public Officials Act (Canada), and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or is doing business.
“Anti-Money Laundering Laws” means the applicable laws or rules or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including any applicable provision of (a) Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (Title III of Pub. L. 107-56), (b) the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), (c) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), (d) the Proceeds of Crime Act 2002 (UK), the Money Laundering Regulations 2007 (UK) and Terrorism Act 2000 (UK) and (e) any other applicable anti-money laundering, anti-terrorist financing and “know-you-customer” laws.
“Applicable Adjusted Percentage” means, with respect to any Lender at any time, its percentage of the Facility computed as set forth in the definition of “Applicable Percentage” but with reference only to the Commitments or Loans (as applicable) under the Facility of all non-Defaulting Lenders at such time. Absent the existence of one or more Defaulting Lenders under the Facility at any time of determination, the Applicable Adjusted Percentage of each Lender under the Facility shall equal its Applicable Percentage. The Applicable Adjusted Percentage of

each Lender shall adjust automatically whenever a Lender Default occurs or ceases to exist under or with respect to the Facility.
“Applicable Percentage” means, on any date of determination, with respect to any Lender, the fraction (expressed as a percentage carried out to the ninth decimal place) the numerator of which is such Lender’s Commitment or Loan (as applicable) on such date and the denominator of which is the Aggregate Commitments or the Total Outstandings at such time. The initial Applicable Percentage of each Lender for the Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means (i) 1.25% per annum with respect to Base Rate Loans and (ii) 2.25% per annum with respect to Term Benchmark Loans.
“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means the collective reference to JPM and CIBC World Markets Corp., in their capacities as joint lead arrangers and joint bookrunners.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially in the form of Exhibit C hereto or any other form approved by the Administrative Agent in its reasonable discretion.
“Attributable Indebtedness” means, at any date, (i) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (ii) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capital Lease, and (iii) in respect of any Sale/Leaseback Transaction, the lesser of (A) the present value, discounted in accordance with GAAP at the interest rate implicit in the related lease, of the obligations of the lessee for net rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor be extended) and (B) the fair market value of the assets subject to such transaction.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.13.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority.
“Bail-In Legislation” means, with respect to any EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1%, (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1% and (d) 1.00% per annum; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Benchmark” means, initially, the Term SOFR Rate; provided that, if a Benchmark Transition Event, and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)     the Adjusted Daily Simple SOFR;
(2)     the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
    “Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
    “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,”, the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then current Benchmark:
(1)     in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)     in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that, such non representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
Notwithstanding anything herein to the contrary, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)     a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
Notwithstanding anything herein to the contrary, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

    “Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” means 31 C.F.R. Section 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“BIA” means the Bankruptcy and Insolvency Act (Canada) and any rule or regulation issued thereunder, in effect from time to time.
“Borrower” has the meaning specified in the preamble.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a borrowing consisting of Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in the state where the Administrative Agent’s Office is located; provided that, and, if such day relates to any Term Benchmark Loan or RFR Loans, means any such day that is also a U.S. Government Securities Day.
“Canadian Employee” means any employee or former employee of Holdings or any Canadian Subsidiary.
“Canadian Employee Benefits Legislation” means the Pension Benefits Standards Act (British Columbia), Pension Benefits Act (Ontario), the Supplemental Pension Plans Act

(Québec) and any other Canadian federal, provincial or local counterparts or equivalents, in each case, as applicable and as amended from time to time.
“Canadian Pension Plan” means a pension plan that is a “registered pension plan” as defined in the Income Tax Act (Canada) or is subject to the funding requirements of Canadian Employee Benefits Legislation in any Canadian jurisdiction, and is sponsored or administered by Holdings or any of its Subsidiaries and its applicable Canadian Employees, excluding the Canadian Pension Plan maintained by the Government of Canada or the Quebec Pension Plan maintained by the Province of Québec and excluding any Canadian Union Plans.
“Canadian Subsidiary” means any direct or indirect Subsidiary of Holdings which is incorporated or otherwise organized under the laws of Canada or any province or territory thereof.
“Canadian Union Plan” means any registered pension plan for the benefit of Canadian Employees that is not maintained, sponsored or administered by Holdings or any of its Canadian Subsidiaries, but to which Holdings or any Canadian Subsidiary is required to contribute pursuant to a collective agreement or participation agreement.
“Capital Lease” of any Person means any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP (without giving effect to ASC 842), be required to be accounted for as a capital lease on the balance sheet of such Person.
“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP as in effect on January 31, 2019.
“Cash Equivalents” means, as at any date of determination, any of the following types of Investments:
(1)    securities issued or directly and fully guaranteed or insured by the United States or any agency, instrumentality or sponsored corporation thereof and backed by the full faith and credit of the United States, and in each case having maturities of not more than 12 months from the date of acquisition;
(2)    Dollar denominated time deposits, certificates of deposit, overnight bank deposits and bankers’ acceptances having maturities within one year from the date of acquisition thereof issued by any lender under this Agreement or any commercial bank of recognized standing, having capital and surplus in excess of $250,000,000;
(3)    repurchase obligations for underlying securities of the types described in clauses (1) and (2) above and entered into with any commercial bank meeting the qualifications specified in clause (2) above;
(4)    other investment instruments having maturities within 180 days from the date of acquisition thereof issued by financial institutions having capital and surplus in excess of $500,000,000;

(5)    readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having maturities within 180 days from the date of acquisition thereof and having, at the time of acquisition thereof, one of the two highest rating categories obtainable from either Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of another NRSRO);
(6)    commercial paper rated, at the time of acquisition thereof, at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another NRSRO), in each case maturing within one year after the date of acquisition;
(7)    investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (6) above;
(8)    repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority Lien (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;
(9)    in the case of any Foreign Subsidiary, (x) certificates of deposit or bankers’ acceptances, in each case maturing not more than one year from the date of acquisition by such Foreign Subsidiary, of any bank organized under the laws of the United States, Canada, Chile, Japan, Mexico or any country that is, or was as of the Effective Date, a member of the European economic and monetary union and either (i) whose short-term commercial paper, at the time of acquisition thereof, is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another NRSRO), or, if no such commercial paper rating is available, a long-term debt rating, at the time of acquisition thereof, of at least A or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another NRSRO), or (ii) having capital and surplus in excess of $250,000,000, (y) overnight deposits and demand deposit accounts maintained with any bank that such Foreign Subsidiary regularly transacts business and (z) securities of the type and maturity described in clause (1) above but issued by the principal governmental authority in which such Foreign Subsidiary is organized so long as such security has the highest rating available from either S&P or Moody’s;
(10)    Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of one year or less from the date of acquisition; and
(11)    Dollars, Canadian Dollars, Japanese Yen, Pounds Sterling, Euros or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business.

“Cash Management Agreement” means any agreement to provide (a) cash management services (other than letters of credit or Swap Contracts), including treasury, depository, controlled disbursement, lockbox, overdraft, credit or debit card, electronic funds transfer, automated clearinghouse transfer, wire transfer, e-payable services, information reporting, stop payment services, and other cash management arrangements, and (b) other banking products or services (other than letters of credit or Swap Contracts), including purchase cards or stored value cards.
“Cash Management Bank” means any Person that is party to a Cash Management Agreement with a Loan Party or a Restricted Subsidiary of a Loan Party and that is or was a Lender or an Affiliate of a Lender on the Effective Date or at the time it enters into such Cash Management Agreement or that is designated as a “Cash Management Bank” by the Borrower to the Administrative Agent, in each case in its capacity thereto.
“Cash Management Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person under or in respect of a Cash Management Agreement.
“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.
“Casualty Insurance Policy” means any insurance policy maintained by any Group Company covering losses with respect to Casualties.
“CCAA” means the Companies’ Creditors Arrangement Act (Canada) and any rule or regulation issued thereunder, in effect from time to time.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline, rule or directive (whether or not having the force of law) by any Governmental Authority. The Dodd-Frank Wall Street Reform and Consumer Protection Act, the Basel Committee on Banking Supervision and all requests, rules, guidelines or directives promulgated thereunder or in connection therewith shall be deemed to have gone into effect after the date hereof regardless of the date actually enacted, adapted, promulgated or issued.
“Change of Control” means the occurrence of any of the following events:
(i)     (A) Holdings shall cease to directly own and control legally and beneficially 100% of the Equity Interests of the Borrower on a fully diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable); or

(ii)    any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) or “offeror” (as defined in section 1.1 (Definitions) of Multilateral Instrument 62-104 - Take Over Bids and Issuer Bids) has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or under the Securities Act (British Columbia), as applicable), except that a person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire upon the conversion or exercise of outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable), directly or indirectly, by way of merger, consolidation or otherwise, of more than 50% of the Voting Securities of Holdings on a fully diluted basis after giving effect to the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable); or
(iii)    during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings ceases to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (y) and clause (z), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
(iv)    any “Change of Control” under the Note Documents.
“Civil Code” means the Civil Code of Québec.
“Closing Date” means the first date on which all the conditions precedent in Section 4.02 are satisfied and the initial Credit Extension occurs.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (“SOFR”) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means JPM, in its capacity as collateral agent for the Secured Parties under the Loan Documents, and its successor or successors in such capacity.
“Collateral Documents” means, collectively, the Security Agreement, any Mortgages, any Intellectual Property Security Agreements, any Additional Collateral Documents, any additional pledge or security agreements that create or purport to create a Lien on the Collateral in favor of the Collateral Agent for the benefit of the Secured Parties and any instruments of assignment, control agreements, or other amendments, supplements, reaffirmations, joinders, instruments or agreements executed pursuant to or in connection with the foregoing.
“Collateral Requirement” means that subject to Section 6.15 in all respects, (a) the Finance Obligations are secured by (i) a second priority perfected Lien in favor of the Collateral Agent on all ABL Priority Collateral and (ii) a first priority perfected Lien in favor of the Collateral Agent on (x) all Equity Interests issued by the Borrower and (y) substantially all other assets of the Loan Parties (other than Holdings) not pledged to secure the ABL Facility and not constituting Excluded Property (as defined in the Security Agreement), including Material Real Property, and (b) on the Closing Date, the Collateral securing the Finance Obligations is not less in scope than the collateral provided by the Loan Parties (other than Holdings) securing the ABL Facility.
“Commitment” means, as to each Lender, the commitment, if any, of such Lender to (i) make Loans to the Borrower on the Closing Date pursuant to Section 2.01, which commitment as of the Effective Date is set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or thereafter opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, or (ii) make Additional Loans to the Borrower in connection with a Commitment Increase pursuant to Section 2.12. As of the Effective Date, the aggregate principal amount of Commitments is $250,000,000.
“Commitment Increase” has the meaning specified in Section 2.12(a).
“Commitment Increase Effective Date” has the meaning specified in Section 2.12(f).
“Commitment Termination Date” has the meaning specified in Section 2.04.
“Committed Loan Notice” means a notice of (i) a Borrowing, (ii) a conversion of Loans from one Type to the other or (iii) a continuation of Term Benchmark Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended, the rules and regulations promulgated thereunder, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Condemnation” means any taking by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Condemnation Award” means all proceeds of any Condemnation or transfer in lieu thereof.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any Measurement Period, with respect to Holdings and its Consolidated Restricted Subsidiaries, the sum, without duplication, of the amounts for such Measurement Period of:
(a)    Consolidated Net Income (excluding therefrom any extraordinary items of gain or loss); plus without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for:
(i)    Consolidated Interest Expense;
(ii)    lease expense in respect of Synthetic Lease Obligations, Sale/Leaseback Transactions and other indebtedness accounted for as Operating Leases under GAAP;
(iii)    provisions for Taxes based on income and franchise Taxes (to the extent based on income);
(iv)    total depreciation expense;
(v)    total amortization expense;
(vi)    other non-cash items (other than any such non-cash item to the extent it represents amortization of a prepaid cash expense that was paid in a prior period or an accrual of or reserve for cash expenditures in any future period), including, without limitation, non-cash rent expense, non-cash expense from any employee benefit plan or equity plan, non-cash loss on sale or disposition of assets, non-cash loss from impairment of assets and non-cash expenses arising out of purchase accounting adjustments with respect to re-valuing assets and liabilities;
(vii)    non-recurring or extraordinary expenses, losses or charges;
(viii)    unrealized gains and losses on derivative transactions;
(ix)    any fees, costs, expenses or charges (other than depreciation or amortization expense) related to any sale of Equity Interests of Holdings or any investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Note Indentures (including a refinancing thereof) (in each case, whether or not successful), including, without limitation, (i) such fees, expenses or charges related to the offering of the notes governed by the Note Indentures, the ABL Credit Agreement and the Facility, any dividend recapitalization or other transactions effecting the return of capital to shareholders and any SEC registration and (ii) any amendment or modification of the Note Documents or the Loan Documents;

(x)     (A) the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs (including costs related to the closure and/or consolidation of facilities) incurred in connection with acquisitions after the Effective Date, and (B) the amount of any fees and expenses incurred in connection with plant closures or layoffs deducted (and not added back) in accordance with GAAP in such period in computing Consolidated Net Income;
(xi)    the amount of net cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken or initiated during or prior to such Measurement Period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such Measurement Period), net of the amount of actual benefits realized during such Measurement Period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such cost savings are reasonably expected to result from actions that have been taken within 18 months of the event giving rise thereto and (z) the aggregate amount of cost savings added pursuant to this clause shall not exceed the greater of $20,000,000 or 15% of Consolidated EBITDA (calculated after giving effect to this clause (xi)) for any four consecutive quarter period;
(xii)    any costs or expenses incurred pursuant to any equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of the issuance of common stock or other common Equity Interests of the Borrower (other than Disqualified Stock);
(xiii)    the amount of any minority interest expense deducted in such period in calculating Consolidated Net Income; and
(xiv)    to the extent actually reimbursed (and to the extent such reimbursement proceeds are not included in calculating Consolidated Net Income), expenses incurred to the extent covered by indemnification provisions in any agreement in connection with an acquisition; minus
(b)    any amount which, in the determination of Consolidated Net Income for such period, has been added for (A) interest income and (B) any non-cash income or non-cash gains, all as determined in accordance with GAAP.
For purposes of calculating Consolidated EBITDA for any Measurement Period, if during such Measurement Period (or in the case of pro-forma calculations, during the period from the last day of such Measurement Period to and including the date as of which such calculation is made) any of Holdings or any of its Restricted Subsidiaries shall have made a Disposition or an acquisition, Consolidated EBITDA for such Measurement Period shall be calculated after giving effect thereto on a Pro Forma Basis.
“Consolidated Interest Expense” means at any date the total interest expense of Holdings and its Consolidated Restricted Subsidiaries for the most recently completed Measurement

Period, whether paid or accrued and whether or not capitalized, (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (but excluding non-cash interest expense attributable solely to changes in the mark-to-market valuation of Swap Obligations in accordance with GAAP), the interest component of all payments under Capital Leases in accordance with GAAP, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of Swap Obligations constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of Holdings and its Consolidated Restricted Subsidiaries), net of interest income, but excluding (i) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees and (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Factoring Arrangements.
“Consolidated Net Income” means at any date the net income (or net loss) after taxes of Holdings and its Consolidated Restricted Subsidiaries for the most recently completed Measurement Period, determined on a consolidated basis, computed in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income for such Measurement Period, without duplication, (i) the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP, (ii) any net gain or loss resulting in such period from Swap Obligations, (iii) any net after-tax income or loss from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations, (iv) any net after-tax extraordinary gains or losses or any non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, but not limited to, any expenses relating to severance, relocation and one-time compensation charges and any expenses directly attributable to the implementation of cost-saving initiatives), (v) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business as determined in good faith by Holdings, (vi) the net income or loss of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that, Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to Holdings and its Consolidated Restricted Subsidiaries, (vii) any increase in amortization or depreciation or other noncash charges resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Effective Date, net of taxes, (viii) any net after-tax income (or loss) from the early extinguishment of Indebtedness or Swap Obligations or other derivative instruments, (ix) any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP and (x) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness, including intercompany Indebtedness.
“Consolidated Restricted Subsidiary” means, with respect to any Person at any date, any Restricted Subsidiary of such Person the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP; provided that Magna Foremost SDN bhd shall be deemed to be a Consolidated Restricted Subsidiary of Holdings for so long as the accounts of such Person are consolidated with those of Holdings in its consolidated financial statements in accordance with GAAP.
“Consolidated Total Assets” means, as of any date of determination, for Holdings and its Consolidated Restricted Subsidiaries, total assets as determined in accordance with GAAP.
“Consolidated Total US Assets” means, as of any date of determination, Consolidated Total Assets (excluding the total assets of Holdings and any Restricted Subsidiary of Holdings that is not a Domestic Subsidiary).
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding Business Day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 10.23.
“Credit Extension” means a Borrowing.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the CME Term SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debt Equivalents” of any Person means any Equity Interest of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise, (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof), is mandatorily redeemable or is subject to any mandatory repurchase requirement, pursuant to a sinking fund or otherwise, on or prior to the date that is 180 days after the Maturity Date, (ii) is convertible into or exercisable or exchangeable for debt securities or Equity Interests described in the foregoing clause (i) at any time prior to the date that is 180 days after the Maturity Date, (iii) is redeemable or subject to any repurchase requirement arising at the option of the holder thereof, in whole or in part, on or prior to the date that is 180 days after the Maturity Date, (iv) requires the payment of any dividends (other than the payment of dividends solely in the form of Equity Interests) prior to the date that is 180 days after the Maturity Date or (v) provides the holders of such Equity Interest with any rights to receive any cash upon the occurrence of a change in control prior to the date that is 180 days after the Maturity Date, unless the rights to receive such cash are contingent upon the prior payment in full in cash of the Senior Credit Obligations. Debt Equivalents shall not include any Equity Interests which would not otherwise constitute Debt Equivalents but for a requirement that such Equity Interests be redeemed in connection with (A) a change of control or (B) any asset disposition made pursuant to the terms hereof or otherwise permitted by the Administrative Agent.
“Debtor Relief Laws” means the Bankruptcy Code, the CCAA, the BIA, the Winding-Up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, winding-up, reorganization, or similar debtor relief Laws of the United States, Canada, any province of Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including any proceeding for the compromise or arrangement of creditor claims pursuant to the arrangement or reorganization provisions of any corporate statute.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (A) the Base Rate plus (B) the Applicable Rate, if any, applicable to Base Rate Loans plus (C) 2.00% per annum; provided, however, that with respect to a Term Benchmark Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Term Benchmark Loan plus 2.00% per annum.
“Defaulted Amount” has the meaning specified in Section 2.10(b)(iii).
“Defaulting Lender” means a Lender during the period and only for so long as a Lender Default is in effect with respect to such Lender.
“Defined Benefit Plan” means any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).
“Delaware LLC” shall mean any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” shall mean the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
“Designated Noncash Consideration” means the fair market value of noncash consideration received by Holdings or a Restricted Subsidiary in connection with a Disposition as determined by Holdings in good faith that is so designated as Designated Noncash Consideration pursuant to a certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of Holdings (or a parent company thereof), less the amount of cash or Cash Equivalents received in connection with a subsequent sale of disposition of such Designated Noncash Consideration.
“Disposition” or “Dispose” means the sale, transfer, license, sublicense, abandonment, lease or other disposition of any property by any Person (including any Sale/Leaseback Transaction and any sale of Equity Interests, but excluding any issuance by such Person of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Stock” means, with respect to any Person, any capital stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for capital stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is 91 days after the Maturity Date.
“Divided Delaware LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.
“Dollars” and “$” means lawful money of the United States.
“Domestic Subsidiary” means, with respect to any Person, each Restricted Subsidiary of such Person that is organized under the laws of the United States or any political subdivision thereof, and “Domestic Subsidiaries” means any two or more of them.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway and in the event of a withdrawal by the United Kingdom from the European Union, the United Kingdom.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Environmental Laws” means any and all United States federal, state, Canadian federal, provincial, local/municipal, and foreign statutes, Laws, regulations, ordinances, rules, judgments, authorizations approvals, consents, registrations, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to pollution and the protection of the environment or the release of any hazardous materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Group Company directly or indirectly resulting from or based on (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (iii) exposure to any Hazardous Material, (iv) the release or threatened release of any Hazardous Material into the environment or (v) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Equivalents” means with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person (whether or not incorporated) that is under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means: (i) a Reportable Event with respect to a Pension Plan; (ii) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iv) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (v) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (vi) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (vii) a Pension Plan entering into “at-risk” status (as defined in Section 303 of ERISA) or a Multiemployer Plan entering into “endangered” or “critical” status (as defined in Section 305 of ERISA); or (viii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Subsidiaries” means, collectively, (a) Foreign Subsidiaries, (b) Immaterial Subsidiaries, so long as such Subsidiary is not liable in respect of any Indebtedness of Holdings or any of its Restricted Subsidiaries, and (c) Unrestricted Subsidiaries. In no event shall any Domestic Subsidiary of Holdings that is an obligor under the ABL Facility constitute an Excluded Subsidiary.
“Excluded Swap Obligations” shall mean, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of or grant of such Lien by such Loan Party becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such guarantee or Lien is or becomes illegal. Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, Senior Credit Obligations, Swap Obligations and Finance Obligations shall not include Excluded Swap Obligations.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States or Canadian withholding Tax that is required to be imposed on amounts payable to or for the account of such Lender pursuant to Laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01(a), (c) Taxes attributable to such recipient’s failure to comply with Section 3.01(e), and (d) any withholding Tax imposed under FATCA.
“Existing Indebtedness” has the meaning specified in Section 7.02(iv).
“Facility” means the Commitments from time to time and the Credit Extensions made thereunder.
“Facility Increase Amendment” has the meaning specified in Section 2.12(e).
“Factoring Arrangement” means with respect to Receivables owing from (x) either Home Depot, Inc. or Lowe’s Companies, Inc. or any of their respective subsidiaries or (y) any other Person identified by Holdings and reasonably acceptable to the Administrative Agent, a sale of such Receivables by a Loan Party to a third Person who is not an Affiliate of the Loan Parties on a non-recourse basis (except for customary representations, warranties, covenants and indemnities made in connection with such arrangements).
“Failed Loan” has the meaning specified in Section 2.10(b)(ii).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding business day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of the Loan Documents.
“Fee Letter” means the Fee Letter, dated as of October 16, 2022, between Holdings and JPM.
“Finance Document” means (i) each Loan Document, (ii) each Secured Hedge Agreement and (iii) each Secured Cash Management Agreement, and “Finance Documents” means all of them, collectively.
“Finance Obligations” means, at any date, (i) all Senior Credit Obligations, (ii) all Swap Obligations permitted hereunder then owing under any Secured Hedge Agreement to any Hedge Bank and (iii) all Cash Management Obligations then owing under any Secured Cash Management Agreement to a Cash Management Bank.
“Flood Hazard Property” means any Real Property subject to a Mortgage and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
“Flood Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 and the Biggert – Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.
“Floor” means with respect to each of the Adjusted Term SOFR Rate and the Adjusted Daily Simple SOFR, 0.0%.
“Foreign Cash Equivalents” means any Investment in certificates of deposit or bankers’ acceptances of any bank organized under the laws of any country that is a member of the European Economic Community or the United Kingdom, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof; provided in each case that such Investment matures within one year from the date of acquisition thereof by a Foreign Subsidiary of the Borrower.

“Foreign Lender” means, with respect to the Borrower, any Lender that is organized under the Laws of, or otherwise treated as a resident for tax purposes of, a jurisdiction other than that in which the Borrower is a resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Plan” has the meaning specified in Section 5.12(e).
“Foreign Subsidiary” means with respect to any Person any Restricted Subsidiary of such Person that is not a Domestic Subsidiary of such Person.
“FSCO” means the Financial Services Commission of Ontario.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, applied consistently and subject to Section 1.03(b).
“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group Company” means any of the Loan Parties or their respective Restricted Subsidiaries (regardless of whether or not consolidated with Holdings for purposes of GAAP), and “Group Companies” means all of them, collectively.
“Guarantee” means, with respect to any Person, without duplication, any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing, intended to guarantee, or having the economic effect of guaranteeing, any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (iv) to otherwise assure or hold harmless the owner of such Indebtedness against loss in respect thereof. The amount of any Guarantee hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guarantee is made (or, if the amount of such primary obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder)).
“Guarantors” means, collectively, the Loan Parties (other than the Borrower) and each other Subsidiary of Holdings that shall be required to execute and deliver an Accession Agreement or other guaranty or guaranty supplement pursuant to Section 6.12.
“Guaranty” means the guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit E, together with any Accession Agreement and each other guaranty and guaranty supplement delivered pursuant to Section 6.12.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law due to their dangerous or deleterious properties or characteristics.
“Hedge Bank” means any Person that, on the Effective Date or at the time it enters into a Swap Contract permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and other agreements or arrangements, in each case designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.
“Historical Financial Statements” means (i) audited consolidated financial statements of Holdings and its Restricted Subsidiaries for the two (2) most recent fiscal years ended at least 90 days prior to the Effective Date and (ii) unaudited interim consolidated financial statements of Holdings and its Restricted Subsidiaries for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to the foregoing clause (i) and ended at least 45 days prior to the Effective Date.
“Holdings” has the meaning specified in the preamble.
“IFRS” has the meaning specified in Section 1.03(b).
“Immaterial Subsidiary” means, on any date of determination, means any Domestic Subsidiary of Holdings that is listed on Schedule 1.01A and each other Domestic Subsidiary of Holdings designated in writing by the Borrower to the Administrative Agent after the date hereof as an Immaterial Subsidiary; provided that such Subsidiary so designated after the date hereof shall only be considered an Immaterial Subsidiary to the extent that the representations with respect thereto set forth in Section 5.22 are true and correct with respect thereto and the

Administrative Agent shall have received such evidence thereof as it may reasonably require; provided, further, that, no Loan Party shall be an Immaterial Subsidiary.
“Impacted Lender” means at any date (i) a Lender which is then a Defaulting Lender or (ii) a Lender (A) which the Administrative Agent in good faith believes has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (B) is Controlled by a Person that has been deemed insolvent or become subject to a bankruptcy, insolvency, receivership, conservatorship or other similar proceeding.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(i)    all obligations of such Person for borrowed money;
(ii)    all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(iii)    all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
(iv)    all obligations, other than intercompany items, of such Person to pay the deferred purchase price of property or services that in accordance with GAAP would be included as liabilities on the balance sheet of such Person (other than trade accounts payable and accrued expenses arising in the ordinary course of business and (x) due within 90 days of the incurrence thereof or (y) actively being contested in good faith through appropriate proceedings and appropriate reserves have been established in accordance with GAAP);
(v)    the Attributable Indebtedness of such Person in respect of (A) Capital Lease Obligations and Sale/Leaseback Transactions to the extent such Indebtedness constitutes a liability under GAAP and (B) Synthetic Lease Obligations;
(vi)    all obligations of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property;
(vii)    without duplication, all (A) non-contingent obligations (and, for purposes of Section 7.02 and Section 8.01(e), all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, bankers’ acceptance, bank guaranty or similar instrument and (B) all non-contingent obligations (and, for purposes of Section 7.02 and Section 8.01(e)(i), all contingent obligations) of such Person to reimburse any Person in respect of amounts paid or payable under a performance, payment, stay, customs, appeal or surety bond, performance and completion guaranty or similar instrument;

(viii)    all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not such obligation is assumed by such Person; provided that the amount of any Indebtedness of others that constitutes Indebtedness of such Person solely by reason of this clause (viii) shall not for purposes of this Agreement exceed the greater of the book value or the fair market value of the properties or assets subject to such Lien;
(ix)    all Guarantees of such Person of Indebtedness of the types described in clauses (i) - (viii) above and (x) below; and
(x)    all Debt Equivalents of such Person;
provided that (i) Indebtedness shall not include (A) deferred compensation arrangements, (B) earn-out obligations until matured or earned or (C) non-compete or consulting obligations incurred in connection with Permitted Acquisitions and (ii) the amount of any Limited Recourse Indebtedness of any Person shall be equal to the lesser of (A) the aggregate principal amount of such Limited Recourse Indebtedness for which such Person provides credit support of any kind (including any undertaking agreement or instrument that would constitute Indebtedness), is directly or indirectly liable as a guarantor or otherwise or is the lender and (B) the fair market value of any assets securing such Indebtedness or to which such Indebtedness is otherwise recourse.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Ineligible Assignees” has the meaning specified in Section 10.06(b)(vi).
“Information” has the meaning specified in Section 10.07.
“Insurance Proceeds” means all insurance proceeds (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), damages, awards, claims and rights of action with respect to any Casualty.
“Intellectual Property Security Agreement” has the meaning specified in the Security Agreement.
“Intercompany Subordination Agreement” means, with respect to any Indebtedness for borrowed money owing by any Loan Party to Holdings or any Subsidiary of Holdings that is not a Loan Party, an intercompany subordinated note, in form and substance reasonably acceptable to the Administrative Agent, which has been executed and delivered by such Loan Party and Holdings or such Subsidiary.
“Intercreditor Agreement” means the Intercreditor Agreement, dated as of December 13, 2022, by and between Wells Fargo Bank, National Association, in its capacity as administrative agent under the ABL Credit Agreement, and the Administrative Agent, as amended, supplemented, amended and restated or otherwise modified from time to time.
“Interest Payment Date” means, (i) as to any Term Benchmark Loan, the first day of the calendar month immediately following each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term Benchmark Loan exceeds three months, the respective dates that fall on the first day of the calendar month immediately following every third calendar month after the beginning of such Interest Period shall also be an Interest Payment Date; and (ii) as to any Base Rate Loan, the first day of the calendar month immediately following each calendar month in respect of which the interest on such Base Rate Loan is paid on such Interest Payment Date, and the Maturity Date.
“Interest Period” means, as to each Term Benchmark Loan, the period commencing on the date such Term Benchmark Loan is disbursed or converted to or continued as a Term Benchmark Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:
(i)    any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clause (iv) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(ii)    any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;
(iii)    no Interest Period may be selected at any time when a Default or an Event of Default is then in existence;
(iv)    no Interest Period shall extend beyond the Maturity Date.
“Inventory” means all goods intended for sale or lease by a Loan Party (and, including, without limitation, all “Inventory” as defined in the UCC), or for display or demonstration, all work in process, all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing such goods or otherwise used or consumed in such Loan Party’s business, along with all prints and labels on which any trademark owned or licensed by a Loan Party has appeared or appears, package and other designs, and the rights in any of the foregoing which arise under applicable Law.
“Investment” in any Person means without duplication, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or substantially all of the business of, such Person The outstanding amount of any Investment shall be deemed to equal the difference of (i) the aggregate initial amount of such Investment less (ii) all returns of principal thereof or capital with respect thereto and all liabilities expressly assumed by another Person (and with respect to which Holdings and its Subsidiaries, as applicable, shall have received a novation) in connection with the sale of such Investment.
“IP Rights” has the meaning specified in the Security Agreement.
“Joint Venture” means (i) any Person which would constitute an “equity method investee” of Holdings or any of its Restricted Subsidiaries, (ii) any other Person designated by the Borrower in writing to the Administrative Agent (which designation shall be irrevocable) as a “Joint Venture” for purposes of this Agreement and at least 50% but less than 100% of whose Equity Interests are directly owned by Holdings or any of its Restricted Subsidiaries and (iii) any Person in whom Holdings or any of its Restricted Subsidiaries beneficially owns any Equity Interest that is not a Restricted Subsidiary.
“JPM” means JPMorgan Chase Bank, N.A. and its successors.
“Judgment Currency” has the meaning specified in Section 10.19.
“Judgment Currency Conversion Date” has the meaning specified in Section 10.19.
“Laws” means, collectively, all international, foreign, United States federal, state, Canadian federal, provincial and local/municipal statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.
“Lender” means each financial institution listed on Schedule 2.01 as a “Lender”, as well as any Person that becomes a “Lender” hereunder pursuant to Section 10.06 or 2.12.
“Lender Default” means, with respect to any Lender as reasonably determined by the Administrative Agent, that such Lender (i) has failed to fund any portion of the Loans required to be funded by it hereunder within two Business Days of the date when due (unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied), (ii) has notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it has committed to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three Business Days (or prior to the Closing Date, if earlier) after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans; provided that a Lender Default with respect to such Lender shall cease to exist under this clause (iii) upon receipt of such confirmation by the Administrative Agent, (iv) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due or prior to the Closing Date, if earlier, unless the subject of a good faith dispute, (v) (A) has become or is insolvent or has a parent company that has become or is insolvent or (B) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, liquidator, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, liquidator, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (vi) has become the subject of a Bail-In Action; provided that a Lender Default shall not exist with respect to a Lender solely by virtue of the ownership or acquisition of an Equity Interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof, unless such ownership or acquisition results in or provides such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.
“Lending Office” means with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.
“Lien” means any security interest, mortgage, pledge, hypothec, hypothecation, assignment, deposit arrangement, encumbrance, deemed trust, lien (statutory or otherwise), charge, preference, garnishment right, priority or other security interest, or preferential arrangement in the nature of a security interest or arising by virtue of a right of subrogation, contribution, reimbursement of similar right, of any kind or nature whatsoever, choate or inchoate (including any conditional sale or other title retention agreement, any easement, servitude, right of way or other encumbrance on title to Real Property, and any financing lease having substantially the same economic effect as any of the foregoing, but excluding the interest of a lessor under an operating lease).
“Limited Recourse Indebtedness” means with respect to any Person, Indebtedness to the extent: (i) such Person (A) provides no credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) is not directly or indirectly liable as a guarantor or otherwise or (C) does not constitute the lender; and (ii) no default with respect thereto would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Loans or the Notes) of such Person to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.
“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty, the Collateral Documents, each Perfection Certificate, the Intercreditor Agreement, each Accession Agreement, the Fee Letter, each Intercompany Subordination Agreement and each other document designated as a “Loan Document” for purposes of the Facility or this Agreement.
“Loan Party” means, collectively, the Borrower, Holdings and each other Guarantor; provided that no Unrestricted Subsidiary shall constitute a Loan Party.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, comprising the Loans made on the Closing Date and any Additional Loans made pursuant to Section 2.12.
“Margin Stock” means “margin stock” as such term is defined in Regulation U.
“Material Adverse Effect” means (i) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Restricted Subsidiaries (taken as a whole), (ii) a material adverse effect on ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document, (iii) a material impairment of the rights and remedies of the Collateral Agent, the Administrative Agent or the Lenders under any Loan Document that is materially adverse to the Lenders or (iv) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Debt” has the meaning specified in Section 8.01(e).
“Material Real Property” means each of the parcels of fee-owned Real Property identified on Part B of Schedule 5.08(c).
“Maturity Date” means the earlier of (x) the fifth anniversary of the Closing Date and (y) the Springing Maturity Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
“Maximum Rate” has the meaning specified in Section 10.09.
“Measurement Period” means, at any date of determination, the four consecutive fiscal quarters of Holdings ending on, or most recently preceding, such day for which financial statements have been delivered.
“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.
“Mortgage” means each mortgage, deed of trust or other agreement in form and substance satisfactory to the Administrative Agent and the Borrower which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of Secured Parties, on any Material Real Property, including any amendment, restatement, modification or supplement thereto.
“Mortgaged Properties” means each Material Real Property and improvements thereto with respect to which a Mortgage is required to be granted pursuant to Sections 6.12 and 6.15. As of the Effective Date, each Mortgaged Property is set forth on Part B of Schedule 5.08(c).
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or pursuant to which any Loan Party otherwise could reasonably be expected to have any liability (including by reason of its relationship to any ERISA Affiliate) but does not include any Canadian Union Plans.
“Net Cash Proceeds” means, with respect to the Disposition of any asset by any Loan Party or its Restricted Subsidiaries, any Casualty or any Condemnation, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition, Casualty or Condemnation (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note, receivable or otherwise, but only as and when so received and, with respect to any Casualty or Condemnation, any Insurance Proceeds or Condemnation Awards actually received by or paid to or for the account of such Group Company) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured (or, in the case of an asset included in the Collateral, secured on a first priority basis or, with respect to the ABL Priority Collateral, a second priority basis) by the asset subject to such Disposition, Casualty or Condemnation and that is repaid in connection with such Disposition, Casualty or Condemnation (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by such Loan Party or such Restricted Subsidiary in connection with such Disposition, Casualty or Condemnation, (C) taxes paid or reasonably estimated to be payable by such Loan Party or such Restricted Subsidiary or any of the direct or indirect members thereof and attributable to such Disposition, Casualty or Condemnation (including, in respect of any proceeds received in connection with a Disposition, Casualty or Condemnation of any asset of any Foreign Subsidiary, deductions in respect of withholding taxes that are or would be payable in cash if such funds were repatriated to the United States or Canada); provided that, if the amount of any estimated taxes pursuant to this subclause (C) exceeds the amount of taxes actually required to be paid in cash, the aggregate amount of such excess shall constitute “Net Cash Proceeds”, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by such Loan Party or such Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received (x) upon the Disposition of any non-cash consideration received by such Loan Party or such Restricted Subsidiary in any such Disposition and (y) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or, if such liabilities have not been satisfied in cash and such reserve not reversed within 365 days after such Disposition, Casualty or Condemnation, the amount of such reserve.
“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.
“Note Documents” means, collectively, the Note Indentures and any agreements, documents or instrument executed in connection with the Note Indentures.
“Note Indentures” means, collectively, the 2028 Note Indenture and the 2030 Note Indenture.
“NPL” means the National Priorities List under CERCLA.
“NRSRO” means a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Exchange Act of 1934).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (i) the Federal Funds Effective Rate in effect on such day and (ii) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a business day, for the immediately preceding business day); provided that if none of such rates are published for any day that is a business day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligation Currency” has the meaning specified in Section 10.19.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Operating Lease” means, as applied to any Person, a lease (including leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.
“Organization Documents” means: (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (iii) with respect to any general or limited partnership, joint venture, unlimited liability company, trust or other form of business entity, the general or limited partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“OSC” means the Ontario Securities Commission.
“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to a request by the Borrower under Section 10.13).
“Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate.
“Participant” has the meaning specified in Section 10.06(d).
“Patriot Act” has the meaning specified in Section 10.18.
“Payment Date” means the earlier of (x) the Closing Date and (y) the Commitment Termination Date.
“PBGC” means the Pension Benefit Guarantee Corporation.
“Pension Event” means (i) a complete or partial withdrawal or winding up by Holdings or any of its Subsidiaries from a Canadian Pension Plan or Canadian Union Plan during a plan year or a cessation of operations, termination of employees or other event which is treated as such a withdrawal under applicable Laws, (ii) a complete or partial withdrawal by Holdings or any of its Subsidiaries from a Canadian Pension Plan or Canadian Union Plan or notification that a Canadian Pension Plan or Canadian Union Plan is in reorganization, (iii) the filing of a notice to fully or partially wind-up or to terminate, the treatment of a Canadian Pension Plan amendment as a full or partial wind-up or termination, or the commencement of proceedings by any Governmental Authority or plan trustee or administrator to fully or partially wind-up or terminate a Canadian Pension Plan (iv) the occurrence of an event or condition which could reasonably be expected to constitute grounds for the wind-up or termination (in whole or in part) of, or the appointment of a replacement administrator or trustee to administer, any Canadian Pension Plan, or (v) the imposition of any material liability, other than for premiums or contributions due but not delinquent, upon Holdings or any of its Subsidiaries with respect to a Canadian Pension Plan or Canadian Union Plan.
“Pension Plan” means (i) any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years
“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.
“Perfection Certificate” means a certificate, substantially in the form of Exhibit F-2, completed and supplemented with the schedules and attachments contemplated thereby to the reasonable satisfaction of the Collateral Agent and duly executed by the chief executive officer, the chief legal officer, president, chief financial officer, secretary, treasurer, assistant treasurer or controller of Holdings.
“Permitted Acquisition” has the meaning specified in Section 7.03(vii).
“Permitted Joint Venture” means a Joint Venture, in the form of a corporation, limited liability company, business trust, joint venture, association, company or partnership, entered into by the Borrower or any of its Restricted Subsidiaries which (i) is engaged in a line of business related, ancillary or complementary to those engaged in by Holdings and its Restricted Subsidiaries and (ii) is formed or organized in a manner that limits the exposure of Holdings and its Restricted Subsidiaries for the liabilities thereof to (A) the Investments of Holdings and its Restricted Subsidiaries therein permitted under Section 7.03(xxii) and (B) any Indebtedness of any Permitted Joint Venture or any Guarantee by Holdings or any of its Restricted Subsidiaries in respect of such Indebtedness, which Indebtedness or Guarantee are permitted at the time under Section 7.02.
“Permitted Liens” means those Liens permitted by Section 7.01.
“Permitted Payment” has the meaning specified in Section 7.03(iii)(D).
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, exchange, replacement or extension of any Indebtedness of such Person; provided that (i) the principal amount (or accreted value, if applicable) of such modifying, refinancing, refunding, renewing, exchanging, replacing or extending Indebtedness (the “Refinancing Indebtedness”) does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended (the “Refinanced Indebtedness”) except by an amount equal to a reasonable premium or other reasonable amount paid, and fees, commissions, underwriting discounts and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, exchange, replacement or extension and by an amount equal to any existing and available commitments unutilized thereunder, (ii) the Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness, (iii) if the Refinanced Indebtedness is subordinated in right of payment or in right to the proceeds of the realization of Collateral to the Senior Credit Obligations, the Refinancing Indebtedness is subordinated in right of payment or in right to the proceeds of the realization of Collateral to the Senior Credit Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness taken as a whole, (iv) the terms relating to principal amount, amortization, maturity and collateral (if any), and other material terms taken as a whole, of any Refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Refinanced Indebtedness, as determined by the Board of Directors of Holdings, (v) the direct or any contingent obligor on the Refinanced Indebtedness is not changed (other than to eliminate any contingent obligor) as a result of or in connection with such modification, refinancing, refunding, renewal or extension and (vi) at the time of the incurrence of such Refinancing Indebtedness (other than with respect to the ABL Facility), no Event of Default shall have occurred and be continuing.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established, or required to be contributed to by, a Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate; provided that, the term “Plan” shall not include any Canadian Pension Plan or Canadian Union Plan.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Platform” ‘has the meaning specified in Section 6.02.
“PPSA” means the Personal Property Security Act (Ontario); provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the PPSA as in effect in a Canadian jurisdiction other than Ontario, or the Civil Code, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Preferred Stock” means, as applied to the Equity Interests of a Person, Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Equity Interests of any other class of such Person.

“Prepayment Notice” means a notice of prepayment of Loans pursuant to Section 2.03(a), which shall be substantially in the form of Exhibit A-2.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Basis” mean, for purposes of calculating compliance with the financial covenant set forth in Section 7.11 in respect of a Specified Transaction, that such Specified Transaction and the following transactions consummated in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, (ii) any retirement of Indebtedness and (iii) any Indebtedness incurred or assumed by any Group Company in connection with such Specified Transaction, and if such Indebtedness has a floating or formula rate, it shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may only be applied to the financial covenant set forth in Section 7.11 to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and may take into account cost savings for which the necessary steps have been implemented or are reasonably expected to be implemented within twelve months after the closing of the applicable Permitted Acquisition and which are consistent with Regulation S-X promulgated under the Securities Act of 1933.
“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and including all regulations thereunder.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.02.
“Purchase Money Indebtedness” means Indebtedness of Holdings or any of its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of Holdings or such Restricted Subsidiary; provided that such Indebtedness is incurred within 180 days after such property is acquired or, in the case of improvements, constructed.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 10.23.

“Real Property” means, with respect to any Person, all of the right, title and interest of such Person in and to land, improvements and fixtures.
“Receivables” has the meaning specified in Section 1.03 of the Security Agreement.
“Register” has the meaning specified in Section 10.06(c).
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing (solely to the extent applicable following a Benchmark Replacement or otherwise pursuant to Section 2.13), the Adjusted Daily Simple SOFR, as applicable.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of (i) the Aggregate Commitments or (ii) if the Commitments have expired or been terminated or reduced to zero, the Total Outstandings; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means the chief executive officer, president, chief financial officer, secretary, treasurer, assistant treasurer, statutory director or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Restricted Subsidiary” shall mean each direct or indirect Subsidiary of the Parent Borrower, other than the Unrestricted Subsidiaries; sometimes being collectively referred to herein as “Restricted Subsidiaries”.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.
“S&P” means Standard & Poor’s Financial Services LLC, a division of McGraw Hill, Inc., a New York corporation, and any successor thereto.
“Sale/Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to Holdings or any of its Restricted Subsidiaries of any property, whether owned by Holdings or any of its Restricted Subsidiaries as of the Effective Date or later acquired, which has been or is to be sold or transferred by Holdings or any of its Restricted Subsidiaries to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such property.
“Sanctioned Country” means a country or territory that is the subject of Sanctions (at the date of this Agreement, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, Crimea, Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria), including a target of any comprehensive sanctions program administered and enforced by OFAC or any other Governmental Authority.
“Sanctioned Person” means, at any time (a) any Person whose name is listed on any Sanctions List, (b) a Person or legal entity that is a target of Sanctions, (c) any Person located, operating, organized or resident in a Sanctioned Country, or (d) any Person directly or indirectly 50% or more owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, trade embargoes and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by any Sanctions Authority.
“Sanctions Authority” means (a) the governmental institutions and agencies of the United States of America, including OFAC, the U.S. Department of State or the U.S. Department of Commerce, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) the governmental institutions and agencies of the United Kingdom including His Majesty’s Treasury (“HMT”), (e) the Government of Canada or (f) any other Governmental Authority with jurisdiction over any Loan Party or any of its Subsidiaries or over any Lender or Cash Management Bank.
“Sanctions List” means each list maintained or public designation made by any Sanctions Authority in respect of the targets or scope of the Sanctions that are administered and enforced by that Sanctions Authority, including, without limitation, (a) the “Specially Designated

Nationals List” administered and enforced by OFAC and (b) “Financial Sanctions: Consolidated List of Targets” and “Ukraine: list of persons subject to restrictive measures in view of Russia’s actions destabilising the situation in Ukraine” each administered and enforced by HMT, in each case as amended, supplemented or substituted from time to time.
“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party or a Restricted Subsidiary of Loan Party and any Cash Management Bank.
“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party or a Restricted Subsidiary of a Loan Party and any Hedge Bank, provided the Administrative Agent has received a written notice executed by the Borrower (on behalf of such Loan Party or Restricted Subsidiary) and such Hedge Bank which notifies the Administrative Agent that such Swap Contract constitutes a Secured Hedge Agreement.
“Secured Leverage Ratio” means, for any Measurement Period, the ratio of (i) Indebtedness of Holdings and its Consolidated Restricted Subsidiaries which is secured by a Lien on any assets of Holdings and its Consolidated Restricted Subsidiaries as of the last day of such Measurement Period to (ii) Consolidated EBITDA for such Measurement Period.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time, and the other Persons to whom the Finance Obligations are owing and which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Security Agreement” means the security agreement, substantially in the form of Exhibit F-1 hereto, among Holdings, the Borrower, the Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.
“Senior Credit Obligations” means, with respect to each Loan Party, without duplication:
(i)    in the case of the Borrower, all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on any Loan or any Note issued pursuant to this Agreement or any other Loan Document;
(ii)    all (x) reasonable, documented, out-of-pocket fees and expenses, (y) indemnification obligations and (z) other amounts of whatever nature now or hereafter payable by such Loan Party (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to such Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document;

(iii)    all reasonable, documented, out-of-pocket expenses of any Agent as to which such Agent has a right to reimbursement by such Loan Party under Section 10.04(a) of this Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its Liens in the Collateral to the extent permitted under any Loan Document or applicable Law;
(iv)    all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Loan Party under Section 10.04(b) of this Agreement or under any other similar provision of any other Loan Document; and
(v)    in the case of each Guarantor, all amounts now or hereafter payable by such Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower or such Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on the part of such Guarantor pursuant to this Agreement, the Guaranty or any other Loan Document;
together in each case with all renewals, modifications, consolidations or extensions thereof.
“Senior Credit Party” means each Lender, the Administrative Agent, each co-agent or sub-agent appointed by the Administrative Agent from time to time, the Collateral Agent and each Indemnitee and their respective successors and assigns, and “Senior Credit Parties” means any two or more of them, collectively.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such regulation is in effect on the date hereof.
“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the CME Term SOFR Administrator from time to time.
“SOFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (v) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability
“Specified Real Property” means any fee-owned Real Property of Holdings or any of its Restricted Subsidiaries located within the United States.
“Specified Transaction” means any Commitment Increase, closing condition, Investment, incurrence of Indebtedness, Disposition, Restricted Payment or prepayment of Indebtedness in respect of which compliance with the financial covenant set forth in Section 7.11 is by the terms of this Agreement required to be calculated on a Pro Forma Basis.
“Springing Maturity Date” means the termination date or maturity date with respect to the ABL Credit Agreement and/or the ABL Facility (or any facility which refinances or replaces the ABL Credit Agreement and/or the ABL Facility, in whole or in part), to the extent occurring prior to the fifth anniversary of the Closing Date. For the avoidance of doubt, the effective date of any refinancing or replacement of the ABL Credit Agreement and/or the ABL Facility shall not deemed to be the Springing Maturity Date.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.
“Subsidiary Guarantor” means each Subsidiary of Holdings on the Effective Date that is a party to a Guaranty and each Subsidiary of Holdings that becomes a party to any Guaranty after the Effective Date by execution of an Accession Agreement or other guaranty or guaranty supplement pursuant to Section 6.12, and “Subsidiary Guarantors” means any two or more of them.
“Supported QFC” has the meaning assigned to it in Section 10.23.
“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor Relief Law) of such Person in respect of any Swap Contract, excluding any amounts which such Person is entitled to set-off against its obligations under applicable Law.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including Sale/Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Target” has the meaning specified in the preliminary statements.
“Target Loan Parties” has the meaning specified in Section 4.02(i).
“Tax Structuring” means any reorganizations and other transactions entered into among Holdings and/or its Restricted Subsidiaries for bona fide tax planning purposes (as certified in writing by the Borrower to the Administrative Agent) entered into after the Effective Date so long as such reorganizations and other transactions do not impair the value of the Collateral, when taken as a whole, or the value of the Guaranty, taken as a whole, in any material respect and are otherwise not adverse to the Lenders in any material respect.
“Taxes” or “Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Loan denominated in Dollars for any Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time, with respect to any Term Benchmark Loan for any Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.
“Threshold Amount” means $75,000,000.

“Total Leverage Ratio” means, for any Measurement Period, the ratio of (i) Indebtedness of Holdings and its Consolidated Restricted Subsidiaries to (ii) Consolidated EBITDA for such Measurement Period.
“Total Outstandings” means the then aggregate Outstanding Amount of all Loans.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or Term Benchmark Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“U.K.” and “United Kingdom” mean the United Kingdom of Great Britain and Northern Ireland.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Pension Liability” means (i) with respect to Pension Plans and Canadian Pension Plans, the excess of the present value of a plan’s benefit liabilities, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan or Canadian Pension Plan pursuant to applicable Laws for the applicable plan year and includes any unfunded liability, going-concern or solvency deficiency as determined for purposes of Canadian Employee Benefits Legislation or pursuant to Section 412 of the Code (or any corresponding successor provision) for the applicable plan year and (ii) with respect to Foreign Plans, the excess of the present value of all nonforfeitable benefits of a Foreign Plan over the current value of the Foreign Plan’s assets allocable to such benefits, all determined in accordance with the respective most recent valuations for such Plan using the most recent actuarial assumptions and methods being used by the Foreign Plan’s actuaries for financial reporting under applicable accounting and reporting standards.
“United States” and “US” mean the United States of America.
“Unrestricted Subsidiary” shall mean a Subsidiary of Holdings listed on Schedule 1.01B hereto and a Subsidiary of the Borrower designated in writing by the Borrower to Administrative Agent as an Unrestricted Subsidiary after the date hereof; provided that:

(a)    the capitalization of, and/or other investments in, all Unrestricted Subsidiaries by Holdings and/or any of its Restricted Subsidiaries shall not exceed $100,000,000 in the aggregate;
(b)    no Event of Default shall exist or have occurred and be continuing as of the date of the initial designation or, capitalization of, and/or other investments in, an Unrestricted Subsidiary or any payment in respect thereof and after giving effect thereto;
(c)    no Subsidiary shall be an Unrestricted Subsidiary if such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any assets of, Holdings or any Subsidiary of Holdings (other than any Subsidiary of such Subsidiary or any other Unrestricted Subsidiary);
(d)    all Indebtedness and other obligations of the Unrestricted Subsidiaries shall be non-recourse to any Loan Party or any Restricted Subsidiary or any of their respective assets; and
(e)    no Unrestricted Subsidiary or any Subsidiary thereof shall have any interest in (i) any IP Rights that are material to any Group Company (and neither Holdings, the Borrower or any Restricted Subsidiary may assign, transfer, license (on an exclusive basis) or sub-license (on an exclusive basis), any IP Rights that are material to any Group Company to any Unrestricted Subsidiary or any Subsidiary thereof) or (ii) any Material Real Property.
The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence by the applicable Group Company at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Subsidiary attributable to Holdings’ (or its applicable Restricted Subsidiary’s) equity interest therein as estimated by Holdings in good faith (and such designation shall only be permitted to the extent such Investment is permitted under Section 7.03). If any Subsidiary of Holdings is an Unrestricted Subsidiary, such Unrestricted Subsidiary shall not constitute a Loan Party. In no event shall the Borrower constitute an Unrestricted Subsidiary.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.23.
“Voting Securities” means Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.
“Wholly Owned Subsidiary” means, with respect to any Person at any date, any Restricted Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person. Unless otherwise specifically indicated, the term Wholly Owned Subsidiary shall refer to the Wholly Owned Subsidiaries of Holdings.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02    Other Interpretative Provisions. With reference to this agreement and each other loan document, unless otherwise specified herein or in such other loan document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    References to a “Person and its Subsidiaries” or to a “Person or any Subsidiary” (or words of similar import) means to Holdings and its Subsidiaries, unless otherwise specified.
(e)    References to “fair value” or “fair market value” (or words of similar import) mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party.
(f)    Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, Senior Credit Obligations, Swap Obligations and Finance Obligations shall not include Excluded Swap Obligations.
Section 1.03    Accounting Terms and Determinations.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise specifically prescribed herein.
(b)    Changes in GAAP. Upon the adoption by Holdings of International Financial Reporting Standards (“IFRS”) or if at any time after the Effective Date any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such adoption of IFRS or such change in GAAP (subject to the approval of the Required Lenders, not to be unreasonably withheld, conditioned or delayed); provided that, until so amended, (i) such ratio or requirement (including the requirement to provide financial information compliant with GAAP) shall continue to be computed in accordance with GAAP as in effect on the Effective Date and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and any other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such adoption of IFRS or such change in GAAP.
(c)    Financial Terms. Unless otherwise specified herein, all defined financial terms (and all other definitions used to determine such terms) shall be to those determined and computed in respect of Holdings and its Subsidiaries. All defined financial terms (and all other definitions used to determine such terms) shall be calculated (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of Holdings, the Borrower or any subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof.
Section 1.04    Rounding. Any financial ratios required to be maintained by any Group Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.06    Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.07    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
Section 2.01    The Loans. Subject to the terms and conditions set forth herein, (a) each Lender severally agrees to make a Loan in Dollars to the Borrower on the Closing Date in an amount not to exceed such Lender’s Commitment as of the Closing Date, and (b) the Commitments shall be fully drawn in a single Borrowing on the Closing Date. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Term Benchmark Loans, as further provided herein.
Section 2.02    Borrowings, Conversions and Continuations of Loans.
(a)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term Benchmark Loans shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent, which shall be given by a Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term Benchmark Loans or of any permitted conversion of Term Benchmark Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Term Benchmark Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term Benchmark Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the aggregate principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term Benchmark Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans, described in Section 2.02(a). Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the

Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(c)    Except as otherwise provided herein, a Term Benchmark Loan may be continued or converted only on the last day of an Interest Period for such Term Benchmark Loan. Upon the occurrence and during the continuance of an Event of Default, no Loans may be requested as, converted to or continued as Term Benchmark Loans without the consent of the Required Lenders. Notwithstanding anything herein to the contrary, the Borrower shall not be entitled to request, or to elect to convert or continue, any Term Benchmark Loan if the Interest Period requested with respect thereto would end after the Maturity Date.
(d)    Upon the request of the Borrower, the Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans. At any time that Base Rate Loans, are outstanding, upon the request of the Borrower, the Administrative Agent shall notify the Borrower and the Lenders of the Administrative Agent’s base rate or prime rate then in effect.
Section 2.03    Prepayments.
(a)    Optional. Subject to the last sentence of this Section 2.03(a), the Borrower may at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty (except as provided in Section 3.05), upon prior written notice (in the form of a Prepayment Notice appropriately completed and signed by a Responsible Officer of the Borrower) to the Administrative Agent, which notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Term Benchmark Loans and (2) on the date of prepayment of Base Rate Loans. Any prepayment of Term Benchmark Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term Benchmark Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). The payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Benchmark Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of Loans pursuant to this Section 2.03(a) shall be applied to the principal repayment installments thereof as directed by the Borrower in writing (and in the absence of any direction, in direct order of maturity, to the remaining quarterly principal installments thereof). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages.
(b)    Mandatory.
(i)    If Holdings, the Borrower or any of their respective Restricted Subsidiaries Disposes of any property or any Casualty or Condemnation occurs with respect to any of their property (other than any Disposition of, or Casualty or Condemnation with respect to, any ABL Priority Collateral) pursuant to Section 7.05(xii), (xvi), (xvii), (xix) or (xxi) which results in the realization by such Person of aggregate Net Cash Proceeds in excess of (x) $10,000,000 for a single event or series of related events or (y) $25,000,000 in any fiscal year, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds within three Business Days after receipt thereof by such Person (such prepayments to be applied as set forth in clause (iii) below); provided, however, that, at the election of the Borrower (as notified by the Borrower in writing to the Administrative Agent upon such Disposition or Casualty or Condemnation), and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Holdings, the Borrower or such Restricted Subsidiary, as applicable, may reinvest all or any portion of such Net Cash Proceeds in operating assets useful in their business so long as within 365 days after the receipt of such Net Cash Proceeds, such reinvestment shall have been consummated or Holdings, the Borrower or such Restricted Subsidiary, as applicable, shall have entered into a binding agreement for such reinvestment (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that an amount equal to any Net Cash Proceeds not so reinvested at the end of such 365-day period (or, if subject to such binding agreement at the end of such 365-day period, not so reinvested within 180 days after such 365-day period) shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.03(b)(i).
(ii)    If the Borrower or any of its Restricted Subsidiaries issues or incurs any Indebtedness (other than Indebtedness expressly permitted to be incurred pursuant to Section 7.02 (except to the extent constituting a refinancing of any Finance Obligations) and excluding proceeds of the Indebtedness under the ABL Credit Agreement), then on the date of such issuance or incurrence, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of the Net Cash Proceeds simultaneously with (and in any event not later than the third Business Day following) the receipt thereof by such Person.
(iii)    Prepayments of the Loans made pursuant to this Section 2.03(b) shall be applied to the principal repayment installments thereof as directed by the Borrower in writing (and in the absence of any direction, in direct order of maturity, to the remaining quarterly principal installments thereof). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages.
(iv)    Any Lender may elect, by notice to the Administrative Agent by telephone (provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a notice by hand delivery or by electronic transmission) at least one (1) Business Day prior to the required prepayment date, to decline all or any portion of any mandatory prepayment of its Loan pursuant to this Section 2.03(b), in which case the aggregate amount of the prepayment that would have been applied to prepay the Loans but was so declined may be retained by the Borrower.
Section 2.04    Termination of Commitments. The Commitments shall automatically terminate and be reduced to zero on the earliest of (a) March 31, 2023, (b) the Closing Date, after giving effect to the initial Credit Extension, (c) the date on which the Acquisition Agreement is terminated (or written confirmation from the Borrower or public announcement thereof) and (d) the date on which the Acquisition is consummated without the Borrowing of the Loans hereunder (such earliest date, the “Commitment Termination Date”).
Section 2.05    Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of each Lender (i) for each fiscal year and in equal quarterly installments, 15.0% of the aggregate principal amount of Loans funded on the Closing Date (and each such installment shall be due and payable on the 15th calendar day of each March, June, September and December, commencing with the first such day to occur during the first full fiscal quarter after the Closing Date), and (ii) on the Maturity Date, the aggregate principal amount of all Loans outstanding on such date; provided that payments required by clause (i) above shall be reduced as a result of the application of prepayments in accordance with Section 2.03.
Section 2.06    Interest.
(a)    Stated Interest. Subject to the provisions of Section 2.06(b): (i) each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Term SOFR Rate for such Interest Period plus the Applicable Rate for Term Benchmark Loans and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.
(b)    Default Interest.
(i)    If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by any Loan Party under any Loan Document is not paid when due (other than amounts owing to Defaulting Lenders for so long as it is a Defaulting Lender), whether at stated maturity, by acceleration or otherwise, then at the election of Administrative Agent or upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Payments of Interest. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
Section 2.07    Fees.

(a)    Ticking Fee. The Borrower shall pay (or cause to be paid) to the Administrative Agent, for the ratable account of the Lenders, a ticking fee equal to the product of 0.25% multiplied by the actual daily amount of the undrawn Commitments, which fee shall accrue from January 3, 2023 through the Payment Date. Such fee (if any) shall be due and payable on the Payment Date, whether or not the Closing Date has occurred.
(b)    Other Fees. The Borrower shall pay (or cause to be paid) the fees in the amounts, to the Persons and at the times specified in the Fee Letter.
Section 2.08    Computation of Interest and Fees. All computations of interest for Base Rate Loans and Base Rate Loans when the Base Rate is determined by the Administrative Agent, as applicable, “prime rate” or “base rate”, shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees shall, unless otherwise provided, be made on the basis of a 360-day year and actual days elapsed (which results in more interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.09    Evidence of Debt. The Commitments and Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Commitments and Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Senior Credit Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
Section 2.10    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided for herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Adjusted Percentage (or other applicable share as provided herein) of such payment in like funds in accordance with this Agreement. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    Funding and Payments; Presumptions.
(i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term Benchmark Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent within one Business Day of demand therefor such corresponding amount in immediately available funds with accrued interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Failed Loans. If any Lender shall fail to make any Loan (a “Failed Loan”) which such Lender is otherwise obligated hereunder to make to the Borrower on the date of Borrowing thereof, and the Administrative Agent shall not have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan has not been satisfied, then, until such Lender shall have made or be deemed to have made (pursuant to the last sentence of this subsection (b)(ii)) the Failed Loan in full or the Administrative Agent shall have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan was not satisfied at the time the Failed Loan was to have been made, whenever the Administrative Agent shall receive any amount from or for the account of the Borrower on account of any Borrowing of the Loans, (i) the amount so received will, upon receipt by the Administrative Agent, be distributed in the following order of priority: First, to the Lenders on account of the Loans made by them as part of the Borrowing that would have included the Failed Loan had the relevant Lender not failed to fund its Failed Loan, ratably among such Lenders in accordance with the respective Loans made by them as part of such Borrowing, Second, to all other Loans made by the Lenders other than the Defaulting Lenders, ratably among such Lenders in accordance with the respective Loans made by them, and Third, to the Loans made by the Lenders who are Defaulting Lenders.
(iii)    Defaulted Amounts. If any Lender shall fail to make any payment (the “Defaulted Amount”) to any Agent, or any other Lender, whenever the Administrative Agent shall receive any amount from or for the account of the Borrower for the account of such Lender (other than as described in clause (ii) of this Section 2.10(b)), the amount so received will, upon receipt by the Administrative Agent, be distributed in the following order of priority: First, to the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents, and Second, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders. Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this clause (iii), shall be applied or held by the Administrative Agent as specified in clause (iv) of this Section 2.10(b).
(iv)    Distribution of Certain Amounts. If any Lender shall be an Impacted Lender that does not at any time owe a Failed Loan or a Defaulted Amount, whenever the Administrative Agent shall receive any amount from or for the account of the Borrower for the account of such Impacted Lender, the amount so received will, upon receipt by the Administrative Agent, be held without interest by the Administrative Agent and applied from time to time to the extent necessary to make any Loans required to be made by such Impacted Lender and to pay any amount payable by such Impacted Lender hereunder and under the other Loan Documents to any Agent or any other Lender, as and when such Loans or amounts are required to be made or paid. If the amount so held shall at any time be insufficient to make and pay all such Loans and amounts required to be made or paid at such time, the Administrative Agent shall apply such held funds in the following order of priority: First, to the Agents for any amounts then due and payable by such Impacted Lender to them hereunder, in their capacities as such, by such Impacted Lender, ratably in accordance with such respective amounts then due and payable to such Persons, and Second, to any other Lenders for any amount then due and payable by such Impacted Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders. In the event that any Impacted Lender ceases to be an Impacted Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender shall be distributed by the Administrative Agent to such Lender and applied by such Lender to the Senior Credit Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Senior Credit Obligations outstanding at such time.

(v)    Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Administrative Agent determines (which determination shall be conclusive absent manifest error) that the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of the principal amount of any Loan then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 2.11    Sharing of Payments by Lenders. Except as otherwise provided herein, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (i) Senior Credit Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Senior Credit Obligations due and payable to such Lender at such time to (y) the aggregate amount of the Senior Credit Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Senior Credit Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (ii) Senior Credit Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Senior Credit Obligations owing (but not due and payable) to such Lender at such time to (y) the aggregate amount of the Senior Credit Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Senior Credit Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Senior Credit Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders; provided, further, that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
Section 2.12    Increase in Facility.
(a)    Requests for Increase. Provided there exists no Default or Event of Default, upon written notice to the Administrative Agent (which shall promptly notify each Lender), the Borrower may from time to time after the Closing Date, request an increase (each a “Commitment Increase”) in the Facility (which increase may take the form of a “delayed draw” facility) by an aggregate principal amount (for all such requests) not exceeding $100,000,000; provided that (i) any such request for a Commitment Increase shall be in a minimum amount of

$5,000,000 and (ii) the Borrower may make a maximum of five requests for a Commitment Increase. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). All Loans made pursuant to any Commitment Increase are herein referred to herein as “Additional Loans”.
(b)    Ranking and Other Provisions. The Additional Loans (i) shall rank pari passu in right of payment and in respect of Lien priority as to the Collateral with the outstanding Loans, (ii) shall have the same Maturity Date as the outstanding Loans and (iii) shall be on the same terms (other than with respect to upfront fees, original issue discount or similar fees), and otherwise treated the same, as the outstanding Loans.
(c)    Lender Elections to Increase. Each existing Lender shall notify the Administrative Agent within such time period whether or not it agrees to participate in the Commitment Increase and make Additional Loans and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of the requested Commitment Increase. Any Lender not responding within such time period shall be deemed to have declined to participate in the Commitment Increase and make Additional Loans. No Lender shall have any obligation to participate in any Commitment Increase.
(d)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed), the Borrower may also invite additional Eligible Assignees to become Lenders (each an “Additional Lender”) pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel. On each Commitment Increase Effective Date, each Additional Lender providing a Commitment Increase shall become a “Lender” for all purposes of this Agreement and the other Loan Documents.
(e)    Facility Increase Amendment. Commitments in respect of any Additional Loans shall become Commitments under this Agreement pursuant to an amendment (a “Facility Increase Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Loan Parties, each existing Lender agreeing to provide such Commitment (if any), each Additional Lender (if any) and the Administrative Agent. A Facility Increase Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be reasonably necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.12.
(f)    Effective Date and Allocations. If the Facility is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Commitment Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Commitment Increase Effective Date.
(g)    Conditions to Effectiveness of Increase. As a condition precedent to any Commitment Increase: (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Commitment Increase Effective Date signed by a Responsible Officer of such Loan Party: (A) certifying and attaching copies of the resolutions adopted by such Loan Party approving or consenting to such Commitment Increase; and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase and the borrowings thereunder: (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or in all respects if qualified by “material” or “Material Adverse Effect”) on and as of the Commitment Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or in all respects if qualified by “material” or “Material Adverse Effect”) as of such earlier date, and except that for purposes of this Section 2.12, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; (2) no Default or Event of Default then exists or would result from the Commitment Increase or the Additional Loans; (3) the conditions precedent set forth in this Section 2.12(g) (and any other conditions precedent as the Administrative Agent or Lenders participating in the Commitment Increase may require) shall have been satisfied both before and after giving effect to such Commitment Increase and the Additional Loans provided thereby; (4) the Maturity Date of any Additional Loans shall be coincident with the existing Maturity Date for the Loans; and (5) Holdings shall be in compliance on a Pro Forma Basis with the financial covenant in Section 7.11 before and after giving effect to the Commitment Increase (assuming the Additional Loans are fully drawn) and (ii) (A) the applicable existing Lenders and/or Additional Lenders commit to be Lenders and to fund any such Commitment Increase in minimum amounts to be determined; (B) all fees and expenses owing in respect of such increase to the Administrative Agent or the Lenders shall have been paid or will be paid concurrently with such Commitment Increase; and (C) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (x) customary legal opinions, board resolutions and officers’ certificates (including solvency certificates) and (y) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Lenders and/or Additional Lenders are provided with the benefit of the applicable Loan Documents.  To the extent reasonably requested by the Administrative Agent to ensure the continuing priority of the Lien of the Mortgages (if any) as security for the Loans, within 90 days (or such longer period agreed to by the Administrative Agent) after the Commitment Increase Effective Date (x) the Borrower or the Loan Party party to the Mortgages shall either (I) provide written or email confirmation from local counsel in which the Mortgaged Property is located to the effect that no amendment or modification to the existing Mortgage is required under local law in connection with a Commitment Increase to the reasonable satisfaction of the Administrative Agent or the Lenders participating in the Commitment Increase or (II) enter into, and deliver to the Administrative Agent, a mortgage modification or new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably acceptable to the Administrative Agent and (y) the Borrower shall deliver, or cause the title company or local counsel, as applicable, to deliver, to the Administrative Agent local counsel opinions and a modification endorsement or date down endorsement to the relevant title policies held by Administrative Agent or any Lender (or, to the extent a modification endorsement or date down endorsement is not available in the applicable state, any new title insurance policies) as may be reasonably requested by the Administrative Agent to ensure the continuing priority of the Lien of the Mortgages as security for the Loans, each in form and substance reasonably satisfactory to the Administrative Agent.  In addition, as reasonably requested by the Administrative Agent or any Lender, the Borrower shall deliver an updated flood hazard certificate or other documentation or coverage as required by the Flood Laws or as otherwise reasonably required by the Administrative Agent or any Lender for each of the Mortgaged Properties prior to the Commitment Increase Effective Date. The Additional Loans shall be made by the Lenders participating therein pursuant to the procedures set forth in Section 2.02 and the applicable Facility Increase Amendment.
(h)    Additional Loans. On the date of making each Additional Loan, such Additional Loan shall constitute a “Loan” for all purposes of this Agreement and the other Loan Documents and shall be added to (and form part of) each Borrowing of then outstanding Loans on a pro rata basis so that each Lender will participate proportionately in each then outstanding Borrowing of Loans. Notwithstanding anything herein to the contrary, the Administrative Agent shall be permitted to adjust the rate of repayment in respect of any Loans or Additional Loans such that the Lenders holding the then outstanding Loans continue to receive a payment that is not less than the same dollar amount that such Lenders would have received absent the incurrence of such Additional Loans.
(i)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.11 or 10.01 to the contrary.
Section 2.13    Alternate Rate of Interest.
(a)    Subject to clauses (b) through (f) of this Section 2.13, if:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time (solely if applicable following a Benchmark Replacement or otherwise pursuant to this Section 2.13), that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR or Daily Simple SOFR; or
(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time (solely if applicable following a Benchmark Replacement or otherwise pursuant to this Section 2.13), Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Committed Loan Notice, in accordance with the terms of Section 2.02, that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Committed Loan Notice that requests a Term Benchmark Borrowing shall instead be deemed to be a Committed Loan Notice, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) a Base Rate Borrowing if the Adjusted Daily Simple SOFR is also the subject of Section 2.13(a)(i) or (ii) above; provided that, if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Committed Loan Notice in accordance with the terms of Section 2.02, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) a Base Rate Borrowing if the Adjusted Daily Simple SOFR is also the subject of Section 2.13(a)(i) or (ii) above; on such day.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Contract shall be deemed not to be a “Loan Document” for purposes of this Section 2.13), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right, in consultation with the Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any

Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or (solely if applicable pursuant to this Section 2.13) RFR Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan or (solely if applicable pursuant to this Section 2.13) RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.13, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark

Transition Event or (y) a Base Rate Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
Section 3.01    Taxes.
(a)    Payments Free of Taxes: Obligation to Withhold: Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any Loan Party or the Administrative Agent determines in good faith that it is required under applicable Laws to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Loan Party or the Administrative Agent, as the case may be.
(ii)    If any Loan Party or the Administrative Agent determines that it shall be required by applicable Law or the interpretation thereof by the relevant Governmental Authority to deduct or withhold any Indemnified Taxes from or in respect of any sum payable hereunder or under any other Loan Document, (A) the amount payable shall be increased by such additional amount as may be necessary so that after making all required deductions or withholdings (including, without limitations, deductions or withholdings applicable to additional amounts paid under this Section 3.01) in respect of such Indemnified Taxes, the applicable recipient receives an amount equal to the full amount they would have received had no such withholding or deduction in respect of such Indemnified Taxes or Other Taxes been made, (B) the relevant Loan Party or the Administrative Agent shall make such deductions or withholdings; and (C) the relevant Loan Party or the Administrative Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law.
(b)    Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications.
(i)    The Loan Parties shall, and do hereby, jointly and severally, indemnify the Administrative Agent and each Lender within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such recipient or required to be withheld or deducted from a payment to such recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to any Loan Party by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)    Each Lender shall severally indemnify the Loan Parties and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against (i) any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and reasonable, documented, out-of-pocket expenses (including the reasonable, documented, out-of-pocket fees, charges and disbursements of any counsel for the Loan Parties or the Administrative Agent) incurred by or asserted against any Loan Party or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to such Loan Party or the Administrative Agent pursuant to subsection (e) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register (as defined below). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Finance Obligations.
(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine and evidence under applicable Laws and procedures (A) whether or not payments made hereunder or under any other Loan Document are subject to the deduction or withholding of Taxes, (B) if applicable, the required rate of withholding or deduction and (C) such Lender’s entitlement to any available exemption from, or reduction of, any applicable deduction or withholding of Taxes in respect of all payments to be made to such Lender by the Loan Parties pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)    Without limiting the generality of the foregoing, if a Loan Party is resident for tax purposes in the United States:
(A)    any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent, on or prior to the time such Lender becomes a Lender under this Agreement, properly completed and duly executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
(B)    each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(1)    Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party;
(2)    Internal Revenue Service Form W-8ECI;
(3)    Internal Revenue Service Form W-8IMY and all required supporting documentation;
(4)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of any Loan Party within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E; or
(5)    any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the applicable Loan Party or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)    If a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iv)    Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender. In furtherance of the foregoing, each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01(e) expires or becomes obsolete or inaccurate in any respect, such Lender shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent, such Lender agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender in the event the Administrative Agent, such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay an amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g)    Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(h)    For purposes of this Section, the term “applicable Law” includes FATCA.
Section 3.02    Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term Benchmark Loans, or to determine or charge interest rates based upon the Term SOFR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Term Benchmark Loans or to convert Base Rate Loans to Term Benchmark Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, within one Business Day of demand therefor from such Lender to the Borrower (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term Benchmark Loans of such Lender to Base Rate Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
Section 3.03    Inability to Determine Rates. If the Required Lenders reasonably determine for any reason in connection with any request for a Term Benchmark Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Term Benchmark Loan, (ii) adequate and reasonable means do not exist for determining the Term SOFR Rate for any requested Interest Period with respect to a proposed Term Benchmark Loan or in connection with a Base Rate Loan, or (iii) the Term SOFR Rate for any requested Interest Period with respect to a proposed Term Benchmark Loan or in connection with a Base Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Term Benchmark Loans and Base Rate Loans as to which the interest rate is determined with reference to the Term SOFR Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term Benchmark Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits with or for the account of, or credit extended or participated in by, any Lender (or its Lending Office) (except any reserve requirement which is reflected in the determination of the Adjusted Term SOFR Rate hereunder);
(ii)    subject any Lender or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender (or its Lending Office) or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender (or its Lending Office) of making, converting to, continuing or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return (i) on such Lender’s or capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or (ii) the Commitments of such Lender or the Loans made by such Lender, then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the basis for, and the calculation of, the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delays in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such

Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
Section 3.05    Compensation for Losses. WITHIN ONE BUSINESS DAY OF WRITTEN DEMAND OF ANY LENDER (WITH A COPY TO THE ADMINISTRATIVE AGENT) FROM TIME TO TIME, THE BORROWER AGREES PROMPTLY TO COMPENSATE SUCH LENDER FOR AND HOLD SUCH LENDER HARMLESS FROM ANY LOSS OR ANY COST OR EXPENSE (OTHER THAN LOST PROFITS) INCURRED BY IT AS A RESULT OF:
(i)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(ii)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(iii)    any assignment of a Term Benchmark Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including, with respect to clauses (i) through (iii) above, any loss or expense attributable to such an event, including any loss, cost or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term Benchmark Loan made by it at the Term SOFR Rate used in determining the Adjusted Term SOFR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Term Benchmark Loan was in fact so funded.
Section 3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed, out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender’s obligation to make, continue or convert Term Benchmark Loans has been suspended pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 10.13.
Section 3.07    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Senior Credit Obligations hereunder and resignation of the Administrative Agent.
ARTICLE IV
CONDITIONS PRECEDENT
Section 4.01    Effective Date Conditions. The effectiveness of each Lender’s Commitment is subject to the satisfaction or waiver of the following conditions precedent:
(a)    Deliverables. The Administrative Agent’s receipt of the following, each of which shall be originals or copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Effective Date and each in form and substance reasonably satisfactory to the Administrative Agent:
(i)    executed counterparts of (A) this Agreement, (B) the Guaranty, (C) the Security Agreement and (D) the Intercreditor Agreement;
(ii)    a Note executed by the Borrower in favor of each Lender requesting a Note;
(iii)    a Perfection Certificate with respect to each Loan Party, duly executed by a Responsible Officer of Holdings or the Borrower;
(iv)    subject to Section 6.15, evidence that the Collateral Documents shall be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority (or, in the case of the ABL Priority Collateral, a second priority) perfected security interest and Lien upon the Collateral, including, without limitation:
(1)    financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;
(2)    proper UCC-1 financing statements in form appropriate for filing under the Uniform Commercial Code of each jurisdiction that the Collateral Agent may deem necessary or desirable in order to perfect the Liens created thereby;

(3)    certificates and instruments representing the Pledged Collateral (as defined in the Security Agreement) referred to therein accompanied by undated stock powers or instruments of transfer executed in blank; and
(4)    evidence that all other actions, recordings and filings that the Collateral Agent may deem necessary or desirable in order to perfect, in the United States, the Liens created under the Collateral Documents has been taken;
provided that, (A) to the extent any asset of a Loan Party (to the extent otherwise constituting Collateral) is not pledged as Collateral or any lien thereon is not perfected on the Effective Date after the use of commercially reasonable efforts to do so (other than assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code or the filing of Intellectual Property Security Agreements at the United States Patent and Trademark Office or the United States Copyright Office or the delivery of certificates with respect to certificated equity securities), the pledge of such assets and/or perfection of such lien shall be required to be completed after the Effective Date as provided on Schedule 6.15;
provided, further, that, notwithstanding anything herein, with respect to any IP Rights of a Loan Party constituting Collateral, nothing in this Agreement or any other Loan Document shall require any Loan Party to make any filings or take any other actions outside of the United States to record or perfect the Administrative Agent’s security interest in and Lien upon, for the benefit of the Secured Parties, any such IP Rights of any Guarantor.
(v)    a copy of the Organization Documents, including all amendments thereto, of each Loan Party, which shall be certified as of a recent date by the Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization to the extent any such Organization Document is required to be filed with the Secretary of State or other Governmental Authority, together with:
(A)    a certificate as to the good standing of each Loan Party, as of a recent date, from the Secretary of State or other applicable authority of its respective jurisdiction of organization;
(B)    a certificate of a Responsible Officer of each Loan Party dated the Effective Date and certifying (1) that the Organization Documents of such Loan Party attached thereto are true and complete copies of such Organization Documents as in effect on the Effective Date; (2) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is to be a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (3) as to the incumbency and specimen signature of each officer executing any

Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and
(C)    a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (B) above;
(vi)    a favorable written opinion of Simpson Thacher & Bartlett LLP, special U.S. counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and each Lender, dated the Effective Date; and
(vii)    favorable written opinions of one or more firms of other counsel reasonably satisfactory to the Administrative Agent, as special Canadian and Florida counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and each Lender, dated the Effective Date.
(b)    No Default. No Default or Event of Default shall have occurred and be continuing.
(c)    Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, in the case of representations and warranties qualified by materiality or “Material Adverse Effect”, in all respects) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of representations and warranties qualified by materiality or “Material Adverse Effect”, in all respects) as of such earlier date.
(d)    Patriot Act; Beneficial Ownership Certification. The Administrative Agent and each Lender shall have received, at least three (3) days prior to the Effective Date to the extent requested at least ten (10) Business Days prior to the Effective Date, and be satisfied with all documentation and other information regarding the Loan Parties requested in connection with applicable “know your customer”, “beneficial ownership” and anti-money laundering rules and regulations, including a Beneficial Ownership Certification.
(e)    Material Adverse Change. Since December 31, 2021, there shall not have occurred or become known any condition, fact, event or development that has had or could reasonably be expected to have a Material Adverse Effect.
(f)    Financial Statements. The Administrative Agent shall have received each of the Historical Financial Statements and the consolidated forecasted balance sheet, statements of income and cash flows of Holdings and its Restricted Subsidiaries through and including Holdings’ 2027 fiscal year.
(g)    Effective Date Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower (i) certifying that the conditions specified in Sections 4.01(b), 4.01(c) and 4.01(e) have been satisfied and (ii) attaching a true and complete copy of the Acquisition Agreement, executed by all parties thereto.
Without limiting the generality of the provisions of the last paragraph of Section 9.02, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to that Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
Section 4.02    Closing Date Conditions. The obligation of each Lender to make its Credit Extension hereunder is subject to satisfaction or waiver of the following conditions precedent:
(a)    Effective Date. The Effective Date shall have occurred.
(b)    Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, in the case of representations and warranties qualified by materiality or “Material Adverse Effect”, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of representations and warranties qualified by materiality or “Material Adverse Effect”, in all respects) as of such earlier date.
(c)    No Default. No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(d)    Committed Loan Notice. The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.
(e)    Acquisition and Repayment of Target Credit Agreement. Each of (i) the Acquisition, (ii) the termination of all commitments under the Company Credit Agreement (as defined in the Acquisition Agreement), (iii) the repayment in full of all obligations under the Company Credit Agreement (as defined in the Acquisition Agreement) and release of any Liens and guarantees in connection therewith, shall have been (or shall be) consummated substantially concurrently with the funding of such proposed Credit Extension.
(f)    Certain Fees and Expenses. All fees and expenses required to be paid on or before the Closing Date to the Administrative Agent, any Arranger or any Lender shall in each case have been paid (including all reasonable and documented out-of-pocket fees, charges and disbursements of external counsel to the Administrative Agent (which shall be paid directly to such counsel if reasonably requested by the Administrative Agent) to the extent invoiced at least three Business Days prior to the Closing Date).
(g)    Closing Date Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying (A) the Secured Leverage Ratio as of the Closing Date (immediately after giving effect to the funding of the Loans and the consummation of the Acquisition) and (B) that (i) the conditions specified in Sections 4.02(b) and 4.02(c) have been satisfied and (ii) to the extent the Closing Date occurs after the Effective Date, there has been no amendment, modification or waiver to the Acquisition Agreement since the Effective Date that is materially adverse to the Lenders, and attaching all amendments, modifications and waivers to the Acquisition Agreement since the Effective Date.
(h)    Solvency Certificate. The Administrative Agent shall have received a certificate signed by the chief financial officer of Holdings or the Borrower in the form of Exhibit H attached hereto.
(i)    Collateral Matters. Subject to Section 6.15 in all respects and without duplication of any deliverables previously provided pursuant to Section 4.01(a)(iv) for any Loan Party, the Collateral Agent shall have received, each in form and substance reasonably satisfactory to the Administrative Agent, evidence that the Collateral Documents shall be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest and Lien upon the Collateral, subject to Permitted Liens (including the applicable assets owned by the Target and its Domestic Subsidiaries that will constitute Guarantors (collectively, the “Target Loan Parties”)), including, without limitation:
(1)    customary searches of UCC, judgment, tax lien and other requested filings in the jurisdiction of organization or formation of the Target Loan Parties, in each jurisdiction where a filing would need to be made in order to perfect the Collateral Agent’s security interest in the Collateral, and in each other jurisdiction requested by the Administrative Agent;
(2)    financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;
(3)    proper UCC-1 financing statements in form appropriate for filing under the Uniform Commercial Code of each jurisdiction that the Collateral Agent may deem necessary or desirable in order to perfect the Liens created thereby;
(4)    certificates and instruments representing the Pledged Collateral (as defined in the Security Agreement) referred to therein accompanied by undated stock powers or instruments of transfer executed in blank; and
(5)    evidence that all other actions, recordings and filings that the Collateral Agent may deem necessary or desirable in order to perfect, in the United States, the Liens created under the Collateral Documents has been taken;
provided that, (A) to the extent any asset of the Target Loan Parties (to the extent otherwise constituting Collateral) is not pledged as Collateral or any lien thereon is not perfected on the Closing Date after the use of commercially reasonable efforts to do so (other than assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code, the filing of Intellectual Property Security Agreements at the United States Patent and Trademark Office or the United States Copyright Office or the delivery of certificates with respect to certificated equity securities), the pledge of such assets and/or perfection of such lien shall be required to be completed after the Closing Date as provided on Schedule 6.15;
provided, further, that, notwithstanding anything herein, with respect to any IP Rights of a Loan Party constituting Collateral, nothing in this Agreement or any other Loan Document shall require any Loan Party to make any filings or take any other actions outside of the United States to record or perfect the Administrative Agent’s security interest in and Lien upon, for the benefit of the Secured Parties, any such IP Rights of any Guarantor.
(j)    Target Loan Party Documentation. Subject to Section 6.15 in all respects, the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:
(i)    executed counterparts of an Accession Agreement and such other documents as may be requested by the Administrative Agent to join all Target Loan Parties to the Guaranty and each applicable Collateral Document,
(ii)    an updated Perfection Certificate accounting for Target Loan Parties, duly executed by a Responsible Officer of Holdings,
(iii)    a copy of the Organization Documents, including all amendments thereto, of each Target Loan Party, which shall be certified as of a recent date by the Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization to the extent any such Organization Document is required to be filed with the Secretary of State or other Governmental Authority, together with:
(A)    a certificate as to the good standing of each Target Loan Party, as of a recent date, from the Secretary of State or other applicable authority of its respective jurisdiction of organization;
(B)    a certificate of a Responsible Officer of each Target Loan Party, dated the Closing Date and certifying (1) that the Organization Documents of the Target Loan Parties attached thereto are true and complete copies of such Organization Documents as in effect on the Closing Date; (2) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other governing body of such Target Loan Parties authorizing the execution, delivery and performance of the Loan Documents to which it is to be a party; and (3) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Target Loan Parties; and
(C)    a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (B) above;
(iv)    a favorable written opinion of Simpson Thacher & Bartlett LLP and other special counsel reasonably satisfactory to the Administrative Agent, each as counsel to the Target Loan Parties, addressed to the Administrative Agent, the Collateral

Agent and each Lender, dated the Closing Date, covering the joinder of the Target Loan Parties; and
(v)    The Administrative Agent and each Lender shall have received, at least three (3) days prior to the Closing Date to the extent requested at least ten (10) Business Days prior to the Closing Date, and be satisfied with all documentation and other information regarding the Target Loan Parties requested in connection with applicable “know your customer”, “beneficial ownership” and anti-money laundering rules and regulations, including a Beneficial Ownership Certification.
(k)    Closing Date. The Closing Date shall not occur after March 31, 2023.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:
Section 5.01    Existence, Qualification and Power. Each Loan Party and each of its Restricted Subsidiaries (i) is duly organized, formed, incorporated or continued, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or continuation, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents, and (iii) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license (to the extent the concept of good standing is applicable to such Loan Party or Restricted Subsidiary under the Laws of such jurisdiction); except in each case referred to in clause (ii)(A) or (iii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, (A) any Contractual Obligation to which such Person is a party or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law, except in each case for such violations which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the

Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents or (iv) the exercise by the Administrative Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except (A) for those approvals, consents, exemptions, authorizations or other actions by, or notices to or filings with, any Governmental Authority or any other Person as have been obtained as of the Effective Date and (B) filings and recordings necessary to perfect and maintain the perfection of the Liens created pursuant to the Collateral Documents.
Section 5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).
Section 5.05    Financial Condition; No Material Adverse Effect.
(a)    Historical Financial Statements. The Historical Financial Statements: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of Holdings and its Restricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Restricted Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(b)    Material Adverse Effect. There has been no event or circumstance since December 31, 2021, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(c)    Projections. Each of the consolidated forecasted balance sheet, statements of income and cash flows of Holdings and its Restricted Subsidiaries delivered pursuant to Section 4.01(g) and Section 6.01(c) were prepared in good faith on the basis of the good faith estimates and assumptions stated therein, which assumptions, taken as a whole, were believed by Holdings to be reasonable at the time of delivery of such forecasts, and represented, at the time of delivery, Holdings’ reasonable and fair estimate of its future financial condition and performance, it being understood that such forecasts may be subject to material uncertainties and contingencies which may be beyond the control of the Loan Parties, are not to be viewed as facts, that actual results during the period covered by such forecasts may differ from the forecasted results and that such differences may be material.
(d)    Other Financial Statements. The financial statements delivered to the

Lenders pursuant to Section 6.01(a) and (b), if any, (i) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a) and (b)) and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements, if any) in all material respects the consolidated financial condition, results of operations and cash flows of Holdings and its Consolidated Restricted Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.
(e)    No Undisclosed Liabilities. Except as fully reflected in the Historical Financial Statements, (i) there were as of the Effective Date, no liabilities or obligations (excluding current obligations incurred in the ordinary course of business) with respect to any Group Company of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due and including obligations or liabilities for taxes, long-term leases and unusual forward or other long-term commitments), and (ii) no Loan Party knows of any basis for the assertion against any Group Company of any such liability or obligation which, either individually or in the aggregate, are or could reasonably be expected to have, a Material Adverse Effect.
(f)    Intercompany Debt. No Loan Party is liable, directly or indirectly, with respect to any Indebtedness for borrowed money owing to any Subsidiary of Holdings that is not a Loan Party, except for those Subsidiaries which have executed and delivered an Intercompany Subordination Agreement as payee thereunder.
Section 5.06    Litigation. There are no actions, suits, grievances, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Group Company or against any of their properties or revenues that (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (ii) either individually or in the aggregate, which, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
Section 5.07    No Default. No Group Company is currently in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement.
Section 5.08    Ownership of Property; Liens; Investments.
(a)    Title. Each Loan Party and each of its Restricted Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, all material real property necessary or used in the ordinary conduct of its business, including the Mortgaged Property, except for (i) such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) Permitted Liens.
(b)    Liens. Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party, in each case, other than Liens securing an aggregate principal amount of obligations less than $10,000,000, showing as of the date hereof the lienholder thereof and the property or assets of such Loan Party or such Restricted Subsidiary subject thereto. The property of each Loan Party and each of its Restricted Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), or as otherwise permitted by Section 7.01.
(c)    Owned Real Property. Schedule 5.08(c) sets forth a complete and accurate list of all material real property (including all Mortgaged Properties) owned in fee simple by each Loan Party and each of its Restricted Subsidiaries, showing as of the date hereof the applicable record fee owner, street address, county or other relevant jurisdiction and state where such real property is located.
(d)    Leases.
(i)    Schedule 5.08(d)(i) sets forth a complete and accurate list of all material leases of real property under which any Loan Party or any Restricted Subsidiary of a Loan Party is the lessee, showing as of the date hereof the applicable lessor, lessee, street address, county or other relevant jurisdiction and state where such real property is located.
(ii)    Schedule 5.08(d)(ii) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Restricted Subsidiary of a Loan Party is the lessor, showing as of the date hereof the applicable lessor, lessee, street address, county or other relevant jurisdiction and state where such real property is located.
(e)    Investments. Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Restricted Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount and obligor or issuer thereof.
Section 5.09    Environmental Compliance. (a) The Loan Parties and their respective Restricted Subsidiaries are in compliance with all Environmental Laws and have not received notice of any claims alleging potential liability or responsibility for violation of any Environmental Law with respect to their respective businesses, operations and properties, except where failure to comply with Environmental Laws or the adverse determination of such claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    None of the properties currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list, except where the basis for such listing or proposed listing would not reasonably be expected to have a Material Adverse Effect; there are no and, to the knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries or, to the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries, and there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries, except where the presence or former presence of such storage tanks, impoundments, septic tanks, pits, sumps, lagoons, asbestos or asbestos-containing material would not reasonably be expected to have a Material Adverse Effect; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries, expect where such release, discharge or disposal would not reasonably be expected to have a Material Adverse Effect.
(c)    Neither any Loan Party nor any of its Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except where such investigation, assessment, or remedial or response action would not reasonably be expected to have a Material Adverse Effect; and none of the Loan Parties or their respective Restricted Subsidiaries have generated, used, treated, handled, stored, transported, or disposed of any Hazardous Materials in a manner that would reasonably be expected to have a Material Adverse Effect.
Section 5.10    Insurance. The properties of each Loan Party are insured with financially sound and reputable insurance companies not Affiliates of the Borrower (or, consistent with industry practice, a program of self-insurance administered by a captive insurance subsidiary of Holdings which, in the case of property insurance for the Loan Parties, shall be reasonably satisfactory to the Administrative Agent), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party operates.
Section 5.11    Taxes. Each Loan Party and its Restricted Subsidiaries have filed all United States federal, and Canadian federal and provincial and other material tax returns and reports required to be filed, and have paid all United States federal, Canadian federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Holdings and each Canadian Subsidiary has remitted all Pension Plan contributions, provincial pension plan contributions, workers’ compensation assessments, employment insurance premiums, employer health taxes, municipal real estate taxes and other taxes payable by Holdings or any Canadian Subsidiary under applicable law, and has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada) all amounts required by law to be withheld, including, without limitation, all payroll deductions required to be withheld, and has remitted such amounts to the proper Governmental Authority within the time required under applicable law, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, there is no proposed tax assessment against any Loan Party or any Restricted Subsidiary that is not being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, except to the extent such proposed tax assessment could not reasonably be expected to have a Material Adverse Effect.
Section 5.12    ERISA; Foreign Pension Plans; Employee Benefit Arrangements.

(a)    Except as has not resulted or could not reasonably be expected to result in a Material Adverse Effect, each Plan (other than a Multiemployer Plan) and each Canadian Pension Plan is in compliance with the applicable provisions of ERISA, the Code, Canadian Employee Benefits Legislation and all other applicable Laws. Except as has not resulted or could not reasonably be expected to result in a Material Adverse Effect, each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, relies on an opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Pension Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. Except as has not resulted or could not reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party has made all of its required contributions (including “normal cost,” “special payments” and any other required payments in respect of funding deficiencies) to each Canadian Pension Plan and Canadian Union Plan, (ii) there are no outstanding obligations, liabilities, defaults or violations by Holdings in respect of any Canadian Pension Plan or Canadian Union Plan, (iii) no taxes, penalties or fees are owing or eligible under any Canadian Pension Plan, and (iv) there are no outstanding liabilities in relation to the employment of any Canadian Employees or the termination of employment of any Canadian Employees.
(b)    There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Canadian Pension Plan that could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan (other than a Multiemployer Plan) that has resulted or could reasonably be expected to result in a Material Adverse Effect. With respect to any Canadian Union Plan, the sole obligation of the Loan Parties is to make contributions in accordance with the collective bargaining agreement providing for participation in such Canadian Union Plan by employees of Holdings or any of its Canadian Subsidiaries. None of the Canadian Union Plans are registered in the Province of Québec or have members employed within the Province of Québec. No current or former employee or director of Holdings or any of its Canadian Subsidiaries is or has at any time been a trustee of a Canadian Union Plan that is an Ontario-registered multi-employer pension plan.
(c)    Except as has not resulted or could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan or Canadian Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
(d)    Except as has not resulted or could not reasonably be expected to result in a Material Adverse Effect, Holdings and each of its Canadian Subsidiaries are in compliance with the requirements of Canadian Employee Benefits Legislation and other federal, provincial or local laws with respect to each Canadian Pension Plan. Except as has not resulted or could not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any of its Canadian Subsidiaries has any withdrawal liability (including and withdrawal liability inherited or incurred as a successor employer) in connection with a Canadian Union Plan. Except as has not resulted or could not reasonably be expected to result in a Material Adverse Effect, no Pension Event has occurred. No Lien has arisen or exists, choate or inchoate, in respect of Holdings or any of its Canadian Subsidiaries or any of their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).
(e)    Except as has not resulted or could not reasonably be expected to result in a Material Adverse Effect, with respect to each scheme or arrangement subject to laws of a Governmental Authority other than the United States or Canada, and with respect to each employee benefit health, welfare, severance, deferred compensation, bonus, medical, dental, or other employee group or similar benefit or employment plan maintained or contributed to by any Loan Party or any Restricted Subsidiary of any Loan Party that is not subject to United States or Canadian law (each, a “Foreign Plan”):
(i)    any employer and employee contributions required by law or by the terms of any Foreign Plan have been made, all obligations with respect to any Foreign Plan have been satisfied, and no defaults or violations exist without respect to any Foreign Plan;
(ii)    the fair market value of the assets of each Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is equal to or exceeds the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and
(iii)    each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
(f)    None of Holdings or any of its Canadian Subsidiaries sponsors, administers, maintains or contributes to or has any liability under or in respect of a Defined Benefit Plan.
(g)    Assuming no portion of the assets used by any Lender in connection with the Loans constitutes “plan assets” within the meaning of the Plan Asset Regulations, none of the Loan Parties is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
Section 5.13    Subsidiaries; Equity Interests; Loan Parties. No Loan Party has any direct or indirect Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13. No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Effective Date (as to each Loan Party) the jurisdiction of its incorporation.
Section 5.14    Margin Regulations; Investment Company Act.
(a)    Neither Holdings or any of its Subsidiaries is engaged and none will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of Holdings and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between Holdings or any of its Subsidiaries and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.
(b)    None of the Borrower, any Person Controlling the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
Section 5.15    Disclosure. No written report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein as of the date such information is so furnished, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon estimates and assumptions believed to be reasonable and fair at the time prepared, it being understood and acknowledged that projections are as to future events and are not to be viewed as facts and may be subject to material uncertainties and contingencies which may be beyond the control of the Borrower, and no assurances can be given that any particular projections will be realized and that actual results during the period or periods covered by the projections may materially differ significantly from the projected results.
Section 5.16    Compliance with Law. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 5.17    Intellectual Property. Each Loan Party and each of its Restricted Subsidiaries owns, or possesses the right to use, all IP Rights that are reasonably necessary for the operation of its business, without, to the knowledge of Holdings, conflict with the rights of any other Person, except as such failure to own or possess, or such conflict, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party or any of its Restricted Subsidiaries (or operation of the business of each Loan Party and each of its Restricted Subsidiaries as currently conducted) infringes upon, misappropriates or otherwise violates any rights held by any other Person, except for any such infringements, misappropriations or other violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Holdings, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 5.18    Solvency. The Loan Parties are, on a consolidated basis, Solvent.
Section 5.19    Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Restricted Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect
Section 5.20    Labor Matters. To the knowledge of Holdings, there are no strikes, work stoppages, work slowdowns or other labor dispute against Holdings or any of its Restricted Subsidiaries, other than any strikes, work stoppages, work slowdowns or other labor dispute that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All payments due from Holdings or any of its Restricted Subsidiaries, or for which any claim may be made against Holdings or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance, workers compensation and other benefits have been paid or accrued as a liability on the books of Holdings and its Restricted Subsidiaries, as applicable, except for (i) any unpaid amounts which are contested in good faith by appropriate proceedings diligently conducted or (ii) any unpaid amounts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 5.21    Collateral Documents.
(a)    Collateral. The provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid, enforceable and perfected first priority (or with respect to the ABL Priority Collateral, second priority) Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein, except as priority may be affected by Permitted Liens.
(b)    Status of Liens. The Collateral Agent, for the ratable benefit of the Secured Parties, will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Collateral Agent of continuation statements to the extent required by the Uniform Commercial Code, the Collateral Documents will at all times constitute valid and continuing Liens of record and (i) first priority perfected Liens in all the Collateral (other than the ABL Priority Collateral) referred to therein and (ii) second priority perfected Liens in all the

ABL Priority Collateral, except in each case, as priority may be affected by Permitted Liens.
Section 5.22    Immaterial Subsidiaries. Each Immaterial Subsidiary as of the Effective Date is listed on Schedule 1.01A. Each Immaterial Subsidiary (i) does not own any Inventory, Receivables or any other asset that would be required to constitute Collateral (if owned by a Loan Party) having a value (determined to be the greater of the book value or the fair value) in excess of $5,000,000 in the aggregate for all such properties and assets of each individual Immaterial Subsidiary and $20,000,000 in the aggregate for all such properties and assets of all Immaterial Subsidiaries and (ii) does not own any Equity Interests of any Loan Party. No Loan Party is an Immaterial Subsidiary.
Section 5.23    Patriot Act; Beneficial Ownership. To the extent applicable, each Loan Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act. As of the Effective Date, the information included in the Beneficial Ownership Certification provided pursuant to Section 4.01(d) is true and correct in all respects.
Section 5.24    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries, nor any of their respective directors, officers or employees or, to the knowledge of any Loan Party, any of their respective agents is a Sanctioned Person. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer or employee of such Loan Party or such Subsidiary (a) has any assets located in a Sanctioned Country to the extent prohibited by Sanctions, (b) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Countries to the extent prohibited by Sanctions or (c) has in the last five years received written notice of any action, suit proceeding or investigation against it in the last five years with respect to Sanctions from any Sanctions Authority. Each of the Loan Parties and their Subsidiaries and each director, officer, employee and, to the knowledge of each such Loan Party, agent of each such Loan Party and each such Subsidiary is in compliance in all material respects with Anti-Corruption Laws. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No litigation, regulatory or administrative proceedings of or before any court, tribunal or agency with respect to any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws have in the last five years been started (or to the reasonable knowledge of the Loan Parties) threatened against any Loan Party or any of its Subsidiaries.
Section 5.25    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Senior Credit Obligation shall remain unpaid or unsatisfied (other than Senior Credit Obligations in respect of unasserted indemnification and expense reimbursement obligations that survive the termination of this Agreement or obligations and liabilities under any Secured Hedge Agreement or Secured Cash Management Agreement, in each case, not yet due and payable), each of Holdings and the Borrower shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11, but only to the extent Holdings shall have fully performed such covenants), and shall cause each of its Restricted Subsidiaries to:
Section 6.01    Financial Statements. Deliver (to the extent not publicly available on SEC’s EDGAR system) to the Administrative Agent and each Lender and post on Holdings’ website (in a format that is accessible to the Administrative Agent and the Lenders):
(a)    Annual Financial Statements. As soon as available (including as soon as the following are released to shareholders or creditors of Holdings or the Borrower), but in any event within 90 days after the end of each fiscal year of Holdings ending after the Closing Date, a consolidated balance sheet of Holdings and its Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.
(b)    Quarterly Financial Statements. As soon as available (including as soon as the following are released to shareholders or creditors of Holdings or the Borrower), but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (commencing with the first fiscal quarter ending after the Closing Date), a consolidated balance sheet of Holdings and its Restricted Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Restricted Subsidiaries, as applicable, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
(c)    Business Plan and Budget. As soon as available (including as soon as the following are released to shareholders or creditors of Holdings or the Borrower), but in any event no later than 30 days after the start of each fiscal year of Holdings ending after the Closing Date, an annual forecast and budget of Holdings and its Restricted Subsidiaries on a consolidated basis, including forecasts prepared by management of Holdings, of consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Restricted Subsidiaries on a monthly basis for such fiscal year.
Section 6.02    Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    Auditors’ Certificate. Concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants in the form customarily given by such accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under Section 7.11 or, if any such Default shall exist, stating the nature and status of such event.
(b)    Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Holdings and (ii) a copy of management’s discussion and analysis with respect to such financial statements.
(c)    Management Letters. Promptly after any request by the Administrative Agent or any Lender, copies of any management letters or material recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Group Company by independent accountants in connection with the accounts or books of any Group Company, or any audit of any of them.
(d)    SEC Reports; Commission Reports. Promptly after the filing thereof, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which any Group Company may file or be required to file with the OSC, with any U.S. or Canadian national or provincial securities exchanges or commissions or with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto.
(e)    Reports to Holders of Debt Securities. Promptly after the furnishing thereof, and in any event within 10 Business Days, copies of any material financial statement or notice (including reports) furnished to any agent or lender under any of the Note Indentures or the ABL Credit Agreement (and in each case, any refinancing or replacement thereof) or any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02; provided that any notices that are required to be delivered in connection with the ABL Credit Agreement shall be limited to notices (A) provided under Section 6.03(i), (ii), (iii) and (iv) thereof and (B) of the occurrence of a Cash Dominion Event (as defined in the ABL Credit Agreement).
(f)    Investigations.
(i)    Promptly, and in any event within 10 Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the OSC, SEC (or comparable agency in any applicable non-United States jurisdiction or other Canadian province) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and
(ii)    Promptly, and in any event within 10 Business Days after receipt thereof by any Loan Party or any Subsidiary, director, officer or employee of such Loan Party, copies of each notice or other correspondence received from any Sanctions Authority concerning any action, suit, proceeding or investigation or possible action, suit, proceeding or investigation against it with respect to Sanctions.
(g)    Certain Environmental Reports. Promptly, and in any event within 10 Business Days after obtaining knowledge thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with respect to any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.
(h)    Plan Information. Promptly after receipt thereof by Holdings or the Borrower, any notices or reports prepared pursuant to Section 101(k) or Section 101(l) of ERISA, which notices or reports Holdings and the Borrower shall, and shall cause each Subsidiary to, request on an annual basis by March 15 of each year.
(i)    Other Information. Promptly, and in any event within 10 Business Days (or such longer period agreed to by the Administrative Agent in its reasonable discretion), such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof as the Administrative Agent or any Lender may from time to time reasonably request (including, without limitation, information and documentation relating to “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation).
(j)    Canadian Plans. As soon as available, copies of any material report filed under Canadian Employee Benefits Legislation in connection with each Canadian Pension Plan, and within 30 days after the filing thereof with the FSCO or any other applicable Governmental Authority, or within 10 days of a Responsible Officer of Holdings or any of its Canadian Subsidiaries having knowledge of a Pension Event which has occurred, copies of each report, valuation, request for amendment, notice of whole or partial winding up, withdrawal or termination or other variation.
Documents required to be delivered pursuant to Section 6.01 or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC, OSC or other securities commissions in Canada) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date: (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Holdings’ behalf on an Internet or Intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent, but the Administrative Agent may rely on an electronic or facsimile copy until receipt of such paper copies. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each Loan Party hereby acknowledges that (i) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of Holdings or the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material nonpublic information with respect to Holdings or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. To the extent any Public Lenders are party hereto, each Loan Party hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that: (w) all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Loan Party shall be deemed to have authorized the Agents, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings or the Borrower or their respective securities for purposes of United States federal, state, Canadian federal and provincial securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agents and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
Section 6.03    Notices. Promptly notify the Administrative Agent in writing of:
(i)    the occurrence of any Default or Event of Default;
(ii)    (A) the breach or non-performance of, or any default under, any Contractual Obligation of any Group Company that could reasonably be expected to result in a Material Adverse Effect, and (B) any dispute, litigation, investigation, proceeding or suspension between Holdings or any of its Subsidiaries and any Governmental Authority, in each case, for which there is a reasonable possibility of an adverse determination and if adversely determined could reasonably be expected to have a Material Adverse Effect;

(iii)    the occurrence of any ERISA Event or Pension Event;
(iv)    any material change in accounting policies or financial reporting practice by Holdings or any of its Subsidiaries; and
(v)    (A) the occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b) and (B) the receipt of any Insurance Proceeds or Condemnation Awards for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b).
Each notice pursuant to this Section 6.03 (other than Section 6.03(v)) shall be accompanied by a statement of a Responsible Officer of Holdings setting forth details of the occurrence referred to therein and stating what action Holdings has taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(i) shall describe with particularity any and all provisions of this Agreement or the other Loan Documents that have been breached.
Section 6.04    Payment of Obligations. Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings, the Borrower or the applicable Restricted Subsidiary, except where the failure to pay such amounts would not have a Material Adverse Effect.
Section 6.05    Preservation of Existence Etc. (i) Preserve, renew and maintain in full force and effect its legal existence and good standing (or equivalent status, if any) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises reasonably necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) take all reasonable action to preserve, renew and keep in full force and effect all of its registered IP Rights (including issued patents, and registered trademarks, trade names and service marks, but excluding IP Rights that expire in accordance with their maximum statutory term), the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
Section 6.06    Maintenance of Properties. (i) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, Casualty and Condemnation excepted; and (ii) make all reasonably necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 6.07    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower (or, consistent with industry practice, a program of self-insurance administered by a capture insurance subsidiary of Holdings which, in the case of property insurance for the Loan Parties, shall be reasonably satisfactory to the Administrative Agent), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance. Without limiting the generality of the foregoing, the Loan Parties will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, and shall maintain flood insurance on all Real Property constituting Collateral from such providers, in amounts and on terms in accordance with the Flood Laws or as otherwise satisfactory to all Lenders. Each such policy of insurance shall (i) name the Collateral Agent as an additional insured thereunder as its interests may appear, (ii) in the case of each Casualty Insurance Policy, contain a loss payable endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent as the loss payee thereunder.
Section 6.08    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
Section 6.09    Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings or such Subsidiary, as the case may be.
Section 6.10    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial, operating, environmental, health and safety records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice to the Borrower, except that the Administrative Agent, the Collateral Agent and the Lenders, collectively, may only make one such inspection/examination at the expense of the Loan Parties during any twelve-month period; provided, however, that, if an Event of Default has occurred and is continuing, the Administrative Agent (or its designees) may from time to time make such additional inspections/examination as the Administrative Agent may request (it being understood that the Administrative Agent may, at its own expense, from time to time make such additional inspections/examinations as the Administrative Agent may reasonably request).
Section 6.11    Use of Proceeds. Use the proceeds of the Credit Extensions on the Closing Date to finance the Acquisition and to pay fees and expenses incurred related to the transactions contemplated by the Acquisition and this Agreement; provided that any remaining proceeds may be used for general corporate purposes not in contravention of any Law or of any Loan Document; provided, further, that, (i) no part of the proceeds of any Loan will be used to make any payments to a Sanctioned Country or a Sanctioned Person, to directly or indirectly fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Country or a Sanctioned Person, to directly or indirectly fund any operations, activities or business of a Sanctioned Country or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws by any Person, (ii) without limiting the generality of the foregoing, no part of the proceeds of any Loan will be used to directly fund or, to the reasonable knowledge of the Loan Parties, indirectly fund an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws and (iii) no funds or assets used to make any repayment of the Loans shall be derived from (a) any activity that, at the time of such activity, violated or would have violated if engaged by the Lender, any applicable Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws, or (b) any activity that involved, directly or indirectly, any entity or individual who was, at the time of such activity, a Sanctioned Country or Sanctioned Person.
Section 6.12    Additional Loan Parties; Additional Security.
(a)    Additional Subsidiary Guarantors. Each Loan Party will take, and will cause each of its Wholly Owned Subsidiaries (other than Excluded Subsidiaries) to take, such actions from time to time as shall be reasonably necessary to ensure that all Wholly Owned Subsidiaries of Holdings (other than Excluded Subsidiaries and the Borrower) are Subsidiary Guarantors. Without limiting the generality of the foregoing and subject to Section 4.02(j) and Section 6.12(c), (x) if any Loan Party shall form or acquire after the Effective Date any new Wholly Owned Subsidiary (including, without limitation, upon the formation of any Subsidiary that is a Divided Delaware LLC and is not otherwise an Excluded Subsidiary) which is not designated in writing by the Borrower as an Immaterial Subsidiary or an Unrestricted Subsidiary in accordance with the definition of “Immaterial Subsidiary” or “Unrestricted Subsidiary”, as applicable, and (y) upon the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, which is a Wholly Owned Subsidiary and not otherwise an Excluded Subsidiary, then, in each case, the Borrower, as soon as practicable and in any event within 30 Business Days after such formation, acquisition or designation, will provide the Collateral Agent with written notice of such formation, acquisition or designation setting forth in reasonable detail a description of all of the assets of such Wholly Owned Subsidiary and will cause such Wholly Owned Subsidiary (other than an Excluded Subsidiary) to:
(i)    within 30 Business Days after such formation, acquisition or designation, execute an Accession Agreement pursuant to which such Wholly Owned Subsidiary shall agree to become a “Guarantor” under the Guaranty and an “Obligor” under the Security Agreement and/or an obligor under such other Collateral Documents as may be applicable to such Wholly Owned Subsidiary to the extent permissible under applicable Law;
(ii)    no later than 10 Business Days prior to the date such Wholly Owned Subsidiary becomes a Loan Party, deliver all information and documentation with respect to such Wholly Owned Subsidiary contemplated by Section 5.23 to the extent requested by a Lender no later than 20 Business Days prior to the date such Wholly Owned Subsidiary becomes a Loan Party;

(iii)    within 45 days after such formation, acquisition or designation, to the extent permissible under applicable Law, cause such Wholly Owned Subsidiary and each direct and indirect parent of such Wholly Owned Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent, security agreements and other instruments, as specified by and in form and substance reasonably satisfactory to the Administrative Agent in and of such Wholly Owned Subsidiary, securing payment of all the Finance Obligations of such Wholly Owned Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all its assets and properties that are of a type constituting or intended to constitute Collateral;
(iv)    within 45 days after such formation, acquisition or designation, cause such Wholly Owned Subsidiary and each direct and indirect parent of such Wholly Owned Subsidiary (if it has not already done so) to take whatever action (including the filing of Uniform Commercial Code financing statements, and the giving of notices and the endorsement of notices on title documents) may be reasonably necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Collateral Documents and any other security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms;
(v)    within 45 days after such formation, acquisition or designation, deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties in the jurisdiction where such Person is organized as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request; and
(vi)    deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Loan Party pursuant to Section 4.01 on the Effective Date or Section 4.02 on the Closing Date or as the Administrative Agent, the Collateral Agent or the Required Lenders shall have reasonably requested.
Notwithstanding anything herein to the contrary, any Domestic Subsidiary that guarantees the ABL Facility shall be required to become a Guarantor hereunder.
(b)    Additional Security. Subject to Section 6.12(c), each Loan Party will cause, and will cause each of its Wholly Owned Subsidiaries (other than Excluded Subsidiaries) to cause all other assets and properties of such Loan Party and its Wholly Owned Subsidiaries (other than any Excluded Subsidiaries) that are of a type constituting or intended to constitute Collateral but are not covered by the original Collateral Documents and as may be reasonably requested by the Collateral Agent or the Required Lenders in their reasonable discretion to be subject at all times to first priority, or second priority to the extent relating to ABL Priority Collateral, perfected Liens (subject only to Permitted Liens) in favor of the Collateral Agent pursuant to the Collateral Documents or such other security agreements, pledge agreements or similar collateral documents as the Collateral Agent shall request in its sole reasonable discretion (collectively, the “Additional Collateral Documents”).
In furtherance of the foregoing terms of this clause (b), upon the acquisition of any property (other than Excluded Property) referred to in the preceding paragraph by any Loan Party after the Effective Date, if such property, in the judgment of the Collateral Agent, shall not already be subject to a perfected first priority, or second priority to the extent relating to ABL Priority Collateral, Lien in favor of the Collateral Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower’s reasonable expense:
(i)    within 20 days after such acquisition, furnish to the Collateral Agent a description of the property so acquired in detail reasonably satisfactory to the Administrative Agent;
(ii)    within 45 days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Collateral Agent instruments of accession to the Collateral Documents and other security and similar agreements (including Intellectual Property Security Agreements), as specified by and in form and substance reasonably satisfactory to the Collateral Agent, securing payment of all the Finance Obligations of the applicable Loan Party under the Finance Documents and constituting Liens on all such properties that are Collateral;
(iii)    within 45 days after such acquisition, cause the applicable Loan Party to take whatever action (including the filing of Uniform Commercial Code financing statements, the filing of Intellectual Property Security Agreements and the giving of notices and the endorsement of notices on title documents) may be reasonably necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties;
(iv)    within 60 days after such acquisition, deliver to the Collateral Agent, upon the request of the Collateral Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties in the jurisdiction where such Person is organized as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Collateral Agent may reasonably request; and
(v)    deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Loan Party pursuant to Section 4.01 on the Effective Date or Section 4.02 on the Closing Date (or as the Administrative Agent, the Collateral Agent or the Required Lenders shall have reasonably requested).
(c)    Material Real Property. The Collateral Agent shall not enter into any Mortgage in respect of any Material Real Property unless and until the date that is five (5) Business Days after (x) the Administrative Agent has delivered to the Lenders the following documents in respect of such Real Property: (1) a completed flood hazard determination from a third-party vendor and (2) if required by Flood Laws, evidence of required flood insurance, and (y) each Lender shall have confirmed to the Administrative Agent its satisfactory completion of flood diligence and compliance; provided, however, that each Lender shall be deemed to have given such confirmation unless it shall have indicated otherwise by written notice to the Administrative Agent within five (5) Business Days of delivery of the documents referred to in clause (x) above.
(d)    Further Assurances. At any time upon the reasonable request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving, in the United States, the Liens of the Collateral Documents and any such guaranties, mortgages, deeds of trust, trust deeds, deeds to secure debt, instruments of accession to the Collateral Documents and other security and pledge agreements, subject to applicable Law.
(e)    Time for Taking Certain Actions. Each Loan Party agrees that if no deadline for taking any action required by this Section 6.12 is specified herein, such action shall be completed as soon as possible, but in no event later than 60 days (or such longer period agreed to by the Administrative Agent in its reasonable discretion) after such action is either requested to be taken by the Administrative Agent, the Collateral Agent or the Required Lenders or required to be taken by Holdings or any of its Subsidiaries pursuant to the terms of this Section 6.12. Any deadline for taking any action required by this Section 6.12 may be extended by the Administrative Agent in its sole discretion.
Section 6.13    Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action reasonably necessary to remove and clean up all Hazardous Materials from any of its properties, to the extent required by Environmental Laws, except where the failure to so comply, obtain, renew, conduct or undertake could not reasonably be expected to have a Material Adverse Effect.
Section 6.14    Further Assurances. (a)    Ensure that the Collateral Requirement is satisfied at all times and (b) promptly upon the reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (c) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (d) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (e) carry out more effectively the purposes of the Loan Documents, (f) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (g) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder in the United States and (h) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
Section 6.15    Post-Effective Date and Post-Closing Obligations. Deliver such documents or take such actions set forth on Schedule 6.15 within the timeframes set forth for the taking of such actions on Schedule 6.15 (as such time frames may be extended by the Administrative Agent in its reasonable discretion from time to time), in each case in form and substance reasonably acceptable to Administrative Agent.
Section 6.16    Information Regarding Collateral. Not effect any change (i) in any Loan Party’s legal name or (ii) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), unless (A) it shall have given the Collateral Agent not less than 5 Business Days’ prior written notice, or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Administrative Agent with certified organization documents reflecting any of the changes described in the preceding sentence.
Section 6.17    Pension Plans. Except as could not reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties (a) shall cause each of its Pension Plans and Canadian Pension Plans to be duly qualified, registered, administered, funded and invested in all respects in compliance with, as applicable, Canadian Employee Benefits Legislation, ERISA and all other applicable laws (including regulations, orders and directives), and the terms of the Pension Plans or Canadian Pension Plans and any agreements relating thereto, and (b) shall pay or remit all required contributions (including “normal cost,” “special payments” and any other required payments in respect of funding deficiencies) to the trustee for any Pension Plan, Canadian Union Plan and Multiemployer Plan. Except as could not reasonably be expected to result in a Material Adverse Effect, the Loan Parties shall ensure that: (i) there is no Unfunded Pension Liability in respect of any Pension Plan or Canadian Pension Plan, including any Pension Plan or Canadian Pension Plan to be established and administered by it or them; and (ii) it does not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan.
Section 6.18    Maintenance of Policies and Procedures. Each of the Loan Parties and its Subsidiaries shall maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Senior Credit Obligation hereunder shall remain unpaid or unsatisfied (other than Senior Credit Obligations in respect of unasserted indemnification and expense reimbursement obligations that survive the termination of this Agreement or obligations and liabilities under any Secured Hedge Agreement or Secured Cash Management Agreement, in each case, not yet due and payable), each Loan Party shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
Section 7.01    Restriction on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(i)    (A) Liens pursuant to any Loan Document and (B) Liens securing the ABL Facility (or any Permitted Refinancing thereof); provided that, in the case of the foregoing clause (B), (x) such Liens on any Collateral (other than ABL Priority Collateral) are subordinated to the Liens of the Collateral Agent for the benefit of the Secured Parties pursuant to the Intercreditor Agreement and (y) the Collateral Agent is granted a second priority Lien in ABL Priority Collateral pursuant to the Collateral Documents and the Intercreditor Agreement;
(ii)    Liens existing on the Effective Date and listed on Schedule 5.08(b) securing Existing Indebtedness permitted under Section 7.02(iv) and any other liabilities not prohibited under this Agreement and any Permitted Refinancing of the Indebtedness or such other liabilities secured thereby; provided that, unless otherwise consented to by the Administrative Agent, (A) the Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.02 and (y) proceeds and products thereof, (B) the amount secured or benefited thereby is not increased above its original principal amount and (C) the direct or any contingent obligor with respect thereto is not changed;
(iii)    Liens for taxes, assessments or governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(iv)    carriers’, landlords’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(v)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien or trust imposed by ERISA or by Canadian Employee Benefits Legislation;
(vi)    Liens on amounts securing the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance or payment bonds and other obligations of a like nature incurred in the ordinary course of business (but excluding any Lien or trust arising in respect of any Canadian Pension Plan);
(vii)    easements, rights-of-way, restrictions, encroachments, other minor defects or irregularities in title and other similar encumbrances affecting real property which do not materially interfere with the ordinary conduct of the business of the applicable Person and which do not materially detract from the value of the property subject thereto;
(viii)    Liens securing judgments (or appeal or surety bonds posted in respect of such judgments) for the payment of money not constituting an Event of Default under Section 8.01(h);
(ix)    Liens securing Indebtedness permitted under Section 7.02(vi); provided that (A) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (B) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired, constructed or improved on the date of acquisition, construction or improvement (except to the extent of interest accrued thereon and any fees or expenses incurred in connection therewith);
(x)    Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower pursuant to a Permitted Acquisition; provided that such Liens were not created in contemplation of such Permitted Acquisition and do not extend to any assets other than those of the Person acquired, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(vii);
(xi)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(xii)    licenses or sublicenses (with respect to intellectual property and other property) and leases or subleases granted to third parties, in each case, (a) in accordance with any applicable terms of the Loan Documents and (b) not interfering in any material respects with the ordinary conduct of the business of the Group Companies;
(xiii)    any (A) interest or title of a lessor or sublessor under any Operating Lease not prohibited by this Agreement, (B) Liens or restrictions that the interest or title of such lessor or sublessor may be subject to or (C) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (B), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;
(xiv)    Liens arising from the filing of precautionary UCC or PPSA financing statements or recordations relating solely to Operating Leases not prohibited by this Agreement;

(xv)    any zoning, building or similar land use law or right reserved to or vested in any Governmental Authority to control or regulate the use or occupancy of any real property or other activities concluded thereon;
(xvi)    Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into the ordinary course of business of Holdings and its Restricted Subsidiaries;
(xvii)    deposits in the ordinary course of business to secure liabilities to insurance carriers, lessors and utilities;
(xviii)    Liens in favor of banking institutions encumbering deposits (including the right of set-off) with respect to customary depository agreements entered into in the ordinary course and Liens of collecting banks under Section 4-208 of the UCC on items in the course of collection;
(xix)    Liens on (A) cash collateral securing Indebtedness permitted under Section 7.02(ix)(A) hereof and (B) insurance policies and the unearned premium thereon securing Indebtedness permitted under Section 7.02(ix)(B);
(xx)    Liens not securing Indebtedness that are deemed to exist pursuant to repurchase agreements relating to dispositions of Cash Equivalents for fair value;
(xxi)    Liens on Receivables and related property sold pursuant to Factoring Arrangements;
(xxii)    precautionary Liens and UCC financing statements relating to Factoring Arrangements not prohibited by this Agreement;
(xxiii)    Liens securing Indebtedness in an aggregate outstanding principal amount not to exceed at any time the greater of (x) $200,000,000 and (y) 7.0% of Consolidated Total Assets on the date of and after giving effect to the incurrence; provided that Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower pursuant to a Permitted Acquisition were not created in contemplation of such Permitted Acquisition and do not extend to any assets other than those of the Person acquired;
(xxiv)    Liens arising from financing statement filings under the UCC or similar state or provincial laws regarding goods consigned or entrusted to or bailed with a Person in connection with the processing, reprocessing, recycling or tolling of such goods;
(xxv)    customary restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;
(xxvi)    customary options, put and call arrangements, rights of first refusal and similar rights relating to Equity Interests in joint ventures, partnerships;

(xxvii)    Liens on goods (and the proceeds thereof) securing Indebtedness permitted under Section 7.02(ix)(A) hereof, arising in connection with reimbursement obligations with respect to any letter of credit; provided that, no such Lien shall extend to or cover any property or asset other than the goods the purchase of which is supported by such letter of credit and the proceeds of such goods;
(xxviii)    Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (C) relating to purchase orders and other agreements entered into with its customers in the ordinary course of business;
(xxix)    Liens incurred by Foreign Subsidiaries on assets of Foreign Subsidiaries securing Indebtedness permitted under Section 7.02(viii)(B); and
(xxx)    Liens permitted under Section 7.02(xv) (and with respect to clause (C) thereof only on commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business).
Notwithstanding the foregoing, each Loan Party shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur assume or suffer to exist any Lien securing Indebtedness on any Specified Real Property (other than (i) Liens for the benefit of the Secured Parties with respect to the Finance Obligations, (ii) second priority Liens securing the ABL Credit Agreement pursuant to Section 7.01(i)(B), (iii) easements, rights-of-way, restrictions, encroachments, other minor defects or irregularities in title and other similar encumbrances affecting real property which do not materially interfere with the ordinary conduct of the business of any Group Company and which do not materially detract from the value of the property subject thereto and (iv) Liens not securing Indebtedness disclosed by the applicable title insurance policies and which do not materially detract from the value of the property subject thereto).
Section 7.02    Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or Swap Obligations except:
(i)    Indebtedness arising under the ABL Facility (or any Permitted Refinancing thereof);
(ii)    Indebtedness of Holdings and/or its Restricted Subsidiaries owed to Holdings or any Restricted Subsidiary thereof, which Indebtedness shall (A) to the extent constituting Indebtedness of a Loan Party owed to any Restricted Subsidiary that is not a Loan Party, such Indebtedness shall either be (x) subject to the Intercompany Subordination Agreement or (y) otherwise expressly subordinated in right of payment to the Finance Obligations on terms reasonably satisfactory to the Administrative Agent and (B) be otherwise permitted under the provisions of Section 7.03;
(iii)    Indebtedness under the Loan Documents, the Secured Cash Management Agreements and the Secured Hedge Agreements;

(iv)    Indebtedness of Holdings and its Restricted Subsidiaries (A) outstanding on the Effective Date and, to the extent in excess of $10,000,000, disclosed on Schedule 7.02 (collectively, the “Existing Indebtedness”), (B) under the Note Indentures and (C) any Permitted Refinancings thereof;
(v)    Indebtedness consisting of Guarantees by Holdings of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of Holdings or any other Restricted Subsidiary; provided that (A) the Indebtedness so Guaranteed is permitted by this Section 7.02, (B) Guarantees permitted under this clause (v) shall be subordinated to the Finance Obligations to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Finance Obligations and (C) the related Investment is permitted by Section 7.03;
(vi)    Purchase Money Indebtedness and Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations of Holdings and any Restricted Subsidiaries incurred after the Effective Date; provided that (A) the aggregate amount of all such Indebtedness outstanding at any time shall not exceed the greater of (i) $55,000,000 or (ii) 2.5% of Consolidated Total Assets, (B) such Indebtedness is issued and any Liens securing such Indebtedness are created concurrently with, or within 90 days after, the acquisition of the asset financed and (C) no Lien securing such Indebtedness shall extend to or cover any property or asset of any Loan Party or any Restricted Subsidiary other than the asset so financed;
(vii)    (A) Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower pursuant to a Permitted Acquisition, (B) any other Indebtedness of a Person whose Equity Interests or assets are acquired in a Permitted Acquisition which is acquired or assumed by Holdings or a Restricted Subsidiary in such Permitted Acquisition and any Permitted Refinancing thereof and (C) Indebtedness in the form of purchase price adjustments, indemnification, “earn out” obligations or other similar obligations incurred in connection with any Permitted Acquisition; provided that (w) in the case of the foregoing clauses (A) and (B), such Indebtedness was not incurred in connection with, or in anticipation of, such Permitted Acquisition, (x) such Indebtedness (other than pre-existing Attributable Indebtedness and Purchase Money Indebtedness) does not constitute indebtedness for borrowed money, (y) the Liens (if any) securing such Indebtedness shall be permitted under Section 7.01(xxiii) and (z) after giving effect to such Permitted Acquisition, the Secured Leverage Ratio would be equal to or less than or equal to either (I) such ratio immediately prior to such Permitted Acquisition or (II) such ratio on the Closing Date (immediately after giving effect to the funding of the Loans and the consummation of the Acquisition);
(viii)    Indebtedness of Foreign Subsidiaries (A) outstanding on the Effective Date and disclosed on Schedule 7.02 and Permitted Refinancings thereof and (B) incurred on or after the Effective Date (other than as the result of the Permitted Refinancing of Indebtedness described in the foregoing clause (A)) in an aggregate principal amount outstanding at any time which does not exceed the greater of (i) $55,000,000 or (ii) 2.5% of Consolidated Total Assets (or its equivalent in one or more applicable foreign currencies);

(ix)    Indebtedness incurred by a Group Company (A) constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers compensation claims, health, disability or other employee benefits; provided that upon the drawing of such letters of credit such obligations are reimbursed within 30 days following such drawing or (B) owed to any Person providing property, casualty or liability insurance to Holdings or any Restricted Subsidiary so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year;
(x)    unsecured Indebtedness consisting of notes issued by Holdings or any of its Restricted Subsidiaries to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the repurchase or redemption of equity interests of Holdings or any of its Restricted Subsidiaries permitted under Section 7.06(iii); provided that such Indebtedness shall be subordinated to the Finance Obligations in a manner reasonably satisfactory to Administrative Agent;
(xi)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
(xii)    Guarantee obligations incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors and licensors;
(xiii)    other unsecured Indebtedness of Holdings and its Restricted Subsidiaries not otherwise permitted by this Section 7.02 incurred after the Effective Date; provided that, after giving effect to the incurrence of any such Indebtedness, the pro forma Total Leverage Ratio for the most recently ended Measurement Period shall be less than or equal to 4.00:1.00, determined as if such Indebtedness were incurred on the first day of such Measurement Period; provided, further, that (A) such Indebtedness at the time of Incurrence has a final maturity date later than the Maturity Date, (B) such Indebtedness has a Weighted Average Life to Maturity greater than the Weighted Average Life to Maturity of the Loans, and (C) the credit documentation with respect to such Indebtedness shall not contain covenants or default provisions relating to Holdings or any Restricted Subsidiary of Holdings that are more restrictive, taken as a whole, than the covenants and default provisions contained in the Loan Documents, taken as a whole, as determined in good faith by the Board of Directors of Holdings;
(xiv)    Indebtedness deemed incurred with respect to Receivables sold pursuant to Factoring Arrangements as a result of recharacterization by a court of competent jurisdiction;
(xv)    Swap Obligations and Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of managing: (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding, (B) exchange rate risk with respect to any currency exchange or (C) commodity pricing risk with respect to any commodity;
(xvi)    Indebtedness and obligations in respect of (A) self-insurance and obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by Holdings or any Restricted Subsidiary in the ordinary course of business, (B) deferred compensation or other similar arrangements incurred by Holdings or any of its Restricted Subsidiaries and (C) the financing of insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;
(xvii)    endorsements or negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(xviii)    Indebtedness representing deferred compensation or other similar arrangements to employees and directors of Holdings or any Restricted Subsidiary incurred in the ordinary course of business; and
(xix)    Indebtedness of Holdings or any of its Restricted Subsidiaries which, together with all other Indebtedness incurred pursuant to this clause (xix), shall not exceed the greater of (x) $200,000,000 and (y) 7.0% of Consolidated Total Assets at any time outstanding; provided that (A) to the extent such Indebtedness is secured by the Collateral on a pari passu or junior basis to the Loans, such Indebtedness is subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent, (B) such Indebtedness at the time of incurrence has a final maturity date later than the Maturity Date and (C) such Indebtedness has a Weighted Average Life to Maturity greater than the Weighted Average Life to Maturity of the Loans.
Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Loan Party create, incur, assume or suffer to exist any Indebtedness for borrowed money owing to Holdings or any Subsidiary of Holdings that is not a Loan Party unless the Administrative Agent shall have received an Intercompany Subordination Agreement which has been executed and delivered by such Loan Party and Holdings or such Subsidiary.
Section 7.03    Investments. Make or hold any Investments, except:
(i)    Investments in the form of cash or Cash Equivalents;
(ii)    advances to officers, directors and employees of Holdings and its Restricted Subsidiaries in the ordinary course of business for travel, entertainment, relocation and analogous ordinary business purposes;
(iii)    (A) Investments by Holdings and its Restricted Subsidiaries in their respective Restricted Subsidiaries outstanding on the date hereof (and any extensions or renewals of any such Investments which do not increase the amount of any such Investments), (B) additional Investments by Holdings and its Restricted Subsidiaries in Loan Parties, (C) additional Investments by Restricted Subsidiaries of Holdings that are not Loan Parties in other Restricted Subsidiaries that are not Loan Parties, (D) additional loans and advances by Holdings and its Restricted Subsidiaries for the purpose of financing the payment of (x) any regularly scheduled interest or principal due and payable with respect to any notes issued under the Note Indentures or any other Indebtedness, other than under the ABL Credit Agreement, of Holdings or any of its Restricted Subsidiaries permitted hereunder (or any Permitted Refinancing thereof) or (y) any principal amounts outstanding under the ABL Credit Agreement from time to time (the actions described in this clause (D), a “Permitted Payment”), in each case, to the extent the applicable payment is permitted under Section 7.14 at the time of such Investment, (E) Investments by Holdings and its Restricted Subsidiaries in Holdings or its Restricted Subsidiaries that are not Loan Parties so long as such transactions are part of a series of transactions that result in the proceeds of the initial Investment being substantially simultaneously invested in one or more Loan Parties (or, if the initial Investment (including the proceeds thereof) is by a Restricted Subsidiary that is not a Loan Party, a Restricted Subsidiary that is not a Loan Party) and (F) so long as no Default or Event of Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in Holdings or in Restricted Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed the greater of (x) $55,000,000 and (y) 2.5% of Consolidated Total Assets for the most recently ended Measurement Period at the time of incurrence;
(iv)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(v)    Indebtedness permitted by Section 7.02(xv);
(vi)    Investments existing on the date hereof and set forth on Schedule 5.08(e) (other than those referred to in Section 7.03(iii)(A));
(vii)    the purchase or other acquisition of all or substantially all of the property and assets or business of any Person or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person that, upon the consummation thereof, will be owned directly by the Borrower or one or more of its Wholly Owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(vii) (each, a “Permitted Acquisition”):
(A)    each applicable Loan Party and any such newly created or acquired Restricted Subsidiary shall, or will within the times specified therein, have complied with the requirements of Section 6.12 to the extent of such requirements;
(B)    the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of Holdings and its Restricted Subsidiaries in the ordinary course;

(C)    such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to have a Material Adverse Effect;
(D)    if such newly created or acquired Restricted Subsidiary does not become a Loan Party or if the assets subject to such purchase or other acquisition are not acquired directly by a Loan Party (other than Holdings), the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith, including, without limitation, Indebtedness incurred pursuant to Sections 7.02(vii)(A) and (B)) paid by or on behalf of Holdings and its Restricted Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of Holdings and its Restricted Subsidiaries for all other purchases and other acquisitions made by Holdings and its Restricted Subsidiaries pursuant to this Section 7.03(vii), shall not exceed the greater of (1) $55,000,000 and (2) 2.5% of Consolidated Total Assets on the date of such Permitted Acquisition;
(E)    immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing;
(F)    such purchase or other acquisition was not preceded by, or effected pursuant to, a hostile offer;
(G)    after giving effect to such purchase or other acquisition and the incurrence of any Indebtedness in connection therewith, the pro forma Total Leverage Ratio for the most recently ended Measurement Period shall be less than 4.00:1.00, determined as if such purchase or other acquisition were consummated (and any such Indebtedness were incurred) on the first day of such Measurement Period; and
(H)    the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this clause (vii) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;
(viii)    Holdings may repurchase stock to the extent permitted by Section 7.06(iii);

(ix)    Investments arising out of the receipt by Holdings or any of its Restricted Subsidiaries of non-cash consideration for the sale of assets permitted under Section 7.05;
(x)    Restricted Payments permitted by Section 7.06;
(xi)    Loan Parties and their Restricted Subsidiaries may make and own Investments constituting non-cash proceeds of sales, transfers and other dispositions of property to the extent permitted by Section 7.05;
(xii)    Loan Parties and their Restricted Subsidiaries may acquire securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to such Loan Party or any of its Restricted Subsidiaries or as security for any such Indebtedness or claim;
(xiii)    Loan Parties and their Restricted Subsidiaries may make and own Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;
(xiv)    distributions that could otherwise be made under Section 7.06;
(xv)    Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 7.04;
(xvi)    Investments, to the extent such Investments reflect solely an increase in the value of Investments otherwise permitted hereunder;
(xvii)    Guarantees, Indebtedness or contingent obligations, to the extent permitted by Section 7.02;
(xviii)    capitalization or forgiveness of any Indebtedness owed to any Loan Party or any of its Restricted Subsidiaries by any of their Restricted Subsidiaries;
(xix)    other Investments by Holdings and its Restricted Subsidiaries in an aggregate amount not to exceed the greater of (x) $55,000,000 and (y) 2.5% of Consolidated Total Assets for the most recently ended Measurement Period at the time of incurrence;
(xx)    Holdings and its Restricted Subsidiaries may purchase inventory, raw materials, machinery and equipment and other goods and services used and useful in the ordinary course of business;
(xxi)    the repurchase of Indebtedness under the Note Indentures to the extent permitted by Section 7.14;
(xxii)    any Investment in an Unrestricted Subsidiary or a Permitted Joint Venture, when taken together with all other Investments pursuant to this clause (xxii) then outstanding, not to exceed $50,000,000 so long as no Default or Event of Default then exists and is continuing or would arise and be continuing immediately after giving effect to such Investment; provided, however, that if any Investment pursuant to this clause (xxii) is made in any Person that is an Unrestricted Subsidiary at the date of the making of such Investment and such person becomes a Restricted Subsidiary after such date in accordance with the terms of this Agreement, such Investment shall thereafter be deemed to have been made pursuant to clause (iii)(A) above and shall cease to have been made pursuant to this clause (xxii) for so long as such Person continues to be a Restricted Subsidiary;
(xxiii)    Investments in Holdings and/or any Restricted Subsidiaries of Holdings in connection with any Tax Structuring; provided that, after giving effect to any such reorganization, restructuring or activity, neither the Guaranty nor the value of Collateral is impaired in any material respect and the Collateral Requirement continues to be satisfied in all respects; and
(xxiv)    so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, other Investments by Holdings and its Restricted Subsidiaries so long as, after giving pro forma effect to such Investment, the Total Leverage Ratio would be equal to or less than 4.00:1.00;
provided that no Group Company may make or own any Investment in Margin Stock.
Section 7.04    Fundamental Changes. Merge, amalgamate, dissolve, liquidate, enter into a plan of division, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default is continuing or would result therefrom and be continuing therefrom:
(i)    any Restricted Subsidiary of the Borrower may merge, consolidate or amalgamate with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (B) any one or more other Restricted Subsidiaries of the Borrower; provided that when (x) any Loan Party is merging or amalgamating with another Subsidiary, such Loan Party shall be the continuing or surviving Person and (y) any Wholly Owned Subsidiary is merging, consolidating or amalgamating with another Subsidiary which is not a Loan Party, such Wholly Owned Subsidiary shall be the continuing or surviving Person;
(ii)    any Loan Party (other than Holdings or the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party (other than Holdings);
(iii)    any Restricted Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Restricted Subsidiary that is not a Loan Party or (ii) to a Loan Party;
(iv)    in connection with any acquisition permitted under Section 7.03, any Restricted Subsidiary of Holdings may merge or amalgamate into or consolidate with any other Person or permit any other Person to merge or amalgamate into or consolidate with it; provided that (A) the Person surviving such merger, amalgamation or consolidation shall be a Wholly Owned Subsidiary of Holdings, (B) in the case of any such merger, amalgamation or consolidation to which the Borrower is a party, the Borrower is the surviving Person, and (C) in the case of any such merger or amalgamation to which any Loan Party (other than Holdings or the Borrower) is a party, such Loan Party is the surviving Person;
(v)    so long as no Default has occurred and is continuing or would result therefrom, the Borrower and any of its Restricted Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto, (x) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation, (y) in the case of any such merger to which any Loan Party (other than Holdings or the Borrower) is a party, such Loan Party is the surviving corporation and (z) in addition to, and without limiting the generality of the requirements of the foregoing clauses (x) and (y) of this proviso, in the case of any such merger between a Wholly Owned Subsidiary of the Borrower and a Person which is not a Loan Party, such Wholly Owned Subsidiary shall be the continuing or surviving Person;
(vi)    the Loan Parties may dissolve, liquidate, consolidate or wind-up (A) any Immaterial Subsidiaries or (B) any Loan Party (other than Holdings or the Borrower) which shall have previously transferred all of its assets to another Loan Party (other than Holdings) pursuant to Section 7.04(ii); and
(vii)    any Restricted Subsidiary that is not a Loan Party may effect the formation, dissolution, liquidation or Disposition of any such Restricted Subsidiary that is a Divided Delaware LLC; provided that upon formation of such Divided Delaware LLC, the Loan Parties have complied with Section 6.12, as applicable.
In the case of any merger or consolidation permitted by this Section 7.04 of any Restricted Subsidiary of the Borrower which is not a Loan Party into a Loan Party, the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transaction. Notwithstanding anything to the contrary contained in this Section 7.04, no action shall be permitted which results in a Change of Control.
Section 7.05    Dispositions. Make any Disposition (or enter into a division or plan of division), except:
(i)    any Group Company may sell Inventory in the ordinary course of business;
(ii)    Dispositions of obsolete, worn out, surplus, damaged, idled, unmerchantable or otherwise unsaleable assets (including any IP Rights) that are no longer economically practicable or useful in the conduct of the business of the Group

Companies, whether now owned or hereafter acquired, in the ordinary course of business;
(iii)    Dispositions of equipment or real property (except for Material Real Property) to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(iv)    Dispositions of property by any Loan Party or any Restricted Subsidiary to any Loan Party or to a Wholly Owned Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party (other than Holdings) except that Dispositions of assets by any Loan Party to Holdings or any Restricted Subsidiary which is not a Loan Party shall be permitted in an aggregate amount not to exceed the greater of (x) $55,000,000 and (y) 2.5% of Consolidated Total Assets;
(v)    Dispositions permitted by Sections 7.01, 7.03, 7.04 and 7.06;
(vi)    Holdings and its Restricted Subsidiaries may liquidate, use or sell cash, Cash Equivalents and Foreign Cash Equivalents;
(vii)    the Borrower or any Restricted Subsidiary of the Borrower may sell or dispose of Equity Interests in a Restricted Subsidiary of the Borrower to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests in Foreign Subsidiaries;
(viii)    leases, subleases, licenses or sublicenses of property (a) in the ordinary course of business and (b) which do not materially interfere with ordinary conduct of the business of the Group Companies;
(ix)    transfers of property subject to Casualty upon receipt of the Net Cash Proceeds of such Casualty;
(x)    Dispositions in the ordinary course of business consisting of the abandonment of IP Rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Group Companies;
(xi)    the expiration of IP Rights in accordance with their maximum statutory term;
(xii)    Dispositions by Holdings and its Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided that (A) at least 75% of the consideration therefor is cash or Cash Equivalents; provided that the sum of (1) any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) and for which Holdings or such Restricted Subsidiary has been validly released by all creditors in writing; (2) any securities, notes or other obligations or assets received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such

Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Disposition; and (3) any Designated Noncash Consideration received by Holdings or such Restricted Subsidiary in such Disposition having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that has not previously been converted to cash, not to exceed the greater of (x) $110,000,000 and (y) 6.0% of Consolidated Total Assets at the time of receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, in each case, shall be deemed to be cash solely for purposes of this Section 7.05(xi) and for no other purpose; (B) in the case of Dispositions of any Collateral by the Loan Parties, the aggregate fair market value of all Collateral sold or otherwise disposed of in all such transactions in reliance on this clause (xi) shall not exceed (I) the greater of (1) $92,500,000 and (2) 5.0% of Consolidated Total Assets as of the date of such Disposition in any fiscal year of Holdings or (II) the greater of (1) $185,000,000 and (2) 10.0% of Consolidated Total Assets on the date of such Disposition, in the aggregate from and after the Effective Date; (C) such Person receives consideration at the time of such Disposition at least equal to the fair market value (as determined in good faith by Holdings) of the assets sold or otherwise dispose of; (D) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction; and (E) Holdings shall not Dispose of any of its assets constituting (or required to constitute) Collateral;
(xiii)    Dispositions of Receivables pursuant to Factoring Arrangements, so long as (A) such Receivables are sold at no less than the fair market value thereof (which may include a discount customary for transactions of this type) and at least 90% of the consideration therefor is cash or Cash Equivalents and (B) any such Factoring Arrangement constitutes a “true sale” transaction and not a financing transaction;
(xiv)    transfers of condemned real property to the respective Governmental Authority that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of personal properties that have been subject to a casualty to the respective insurer of such property or its designee as part of an insurance settlement;
(xv)    cancellations of intercompany Indebtedness among Holdings and its Restricted Subsidiaries;
(xvi)    Holdings may sell the Equity Interest, or all or substantially all of the assets, of Masonite (Africa) Limited;
(xvii)    sales or dispositions of Equity Interests in Joint Ventures existing as of the Effective Date;
(xviii)    the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(xix)    the sale, transfer or disposition of the real property located in Easton, Hearne, Watseka, Los Banos, Sacramento, Farmington Hills, South Bend, Astatula, Ukaih, Limon/Guapiles, Hungary, Costa Rica and Hedingham;
(xx)    Dispositions to effect the formation of any non-Loan Party Restricted Subsidiary that is a Divided Delaware LLC; provided that upon formation of such Divided Delaware LLC, the Loan Parties have complied with Section 6.12, to the extent applicable; and
(xxi)    so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, Dispositions of assets (other than IP Rights) to the extent the aggregate value of such assets does not exceed (A) $10,000,000 for a single transaction or a series of related transactions and (B) $20,000,000 in any fiscal year.
Section 7.06    Restricted Payments, etc. Declare or make, directly or indirectly, any Restricted Payment, except that:
(i)    each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary (so long as no Event of Default shall have occurred and be continuing at the time of any action or would result therefrom) and any other Person that owns a direct Equity Interest in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(ii)    the Loan Parties and each Restricted Subsidiary may declare and make Restricted Payments payable solely in the common stock or other common Equity Interests (but not Debt Equivalents) of such Loan Party or Restricted Subsidiary;
(iii)    so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, Holdings may (and the Restricted Subsidiaries of Holdings may declare and make Restricted Payments to Holdings not to exceed an amount necessary to permit Holdings to) redeem or repurchase Equity Interests (or Equity Equivalents) from future, present or former officers, employees, managers, consultants and directors of any Group Company (or their estates, spouses or former spouses) (x) upon the death, permanent disability, retirement or termination of employment of any such Person and (y) pursuant to any management equity plan or stock option plan or any other management benefit or employee benefit plan;
(iv)    the Restricted Subsidiaries of Holdings may declare and make Restricted Payments to Holdings not to exceed an amount necessary to permit Holdings to pay (A) general corporate overhead expenses of Holdings (including indemnification claims made by directors or officers of Holdings) to the extent such expenses are attributable to the ownership or operation of Holdings and/or its Subsidiaries; (B) U.S. or Canadian federal, state and local income taxes, to the extent such income taxes are attributable to the income of Holdings and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries;

(C) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by a Loan Party; (D) customary salary, bonus and other benefits payable to officers and employees of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings and its Subsidiaries; (E) any non-cash “deemed dividend” resulting from such parent company offsetting income against losses of Holdings which does not involve any cash distribution by Holdings; (F) any regularly scheduled interest due and payable with respect to the notes issued under the Note Indentures; (G) any amounts of principal or interest with respect to Indebtedness outstanding on the Effective Date and owed to Holdings by one of its Restricted Subsidiaries; and (H) to the extent the applicable payment is permitted under Section 7.14 at the time of such Restricted Payment, any Permitted Payments.
(v)    each Loan Party and each Restricted Subsidiary may make non-cash repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants (a) if such Equity Interest represents a portion of the exercise price of such option and (b) for purposes of tax withholding by Holdings in connection with such exercise;
(vi)    Loan Parties may accrue dividends on any of their Equity Interests other than Debt Equivalents; provided that such dividends may not be paid in cash (except as otherwise permitted hereunder) or otherwise (other than with Equity Interests);
(vii)    the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Loan Parties or any Equity Interests of any direct or indirect parent company of the Loan Parties, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of any direct or indirect parent of the Loan Parties (in each case, other than any Debt Equivalents);
(viii)    payments to enable Holdings to make payments to holders of its Equity Interests in lieu of fractional shares of its Equity Interests;
(ix)    so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, any other Restricted Payment, so long as immediately after giving effect thereto the pro forma Total Leverage Ratio for the most recently ended Measurement Period shall be less than 3.75:1.00, determined as if such Restricted Payment were made on the first day of such Measurement Period; and
(x)    so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, other Restricted Payments in any fiscal year not to exceed the greater of (x) $75,000,000 and (y) 3.5% of Consolidated Total Assets for the Measurement Period ended immediately prior to the beginning of such fiscal year.
Section 7.07    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Holdings and its Restricted Subsidiaries on the date hereof or any business substantially related or ancillary thereto.
Section 7.08    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Holdings, whether or not in the ordinary course of business, other than:

(i)    transactions between Holdings or any of its Restricted Subsidiaries on the one hand and Holdings or any other of its Restricted Subsidiaries on the other;
(ii)    on fair and reasonable terms substantially as favorable to Holdings or its applicable Restricted Subsidiary as would be obtainable by Holdings or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;
(iii)    transfers of assets to any Loan Party, other than Holdings, permitted by Section 7.05;
(iv)    transactions expressly permitted by Section 7.01, 7.02, 7.03, 7.04, 7.05 or 7.06;
(v)    payments of reasonable and customary fees to members of the governing bodies of Holdings and its Subsidiaries;
(vi)    payments of indemnification obligations to officers, managers and directors of Holdings and its Subsidiaries to the extent required by the organizational documents of such entity or applicable Law;
(vii)    the performance of Holdings’ or any of its Subsidiaries’ obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business;
(viii)    compensation to employees, officers or directors in the ordinary course of business;
(ix)    payments by the Loan Parties or any Restricted Subsidiary to one or more stockholders of Holdings for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, and any customary indemnities related thereto, which payments are approved by a majority of the members of its Board of Directors;
(x)    payments or loans (or cancellations of loans) to employees or consultants of the Loan Parties, any of their direct or indirect parent companies or any Subsidiary in the ordinary course of business consistent with past practice;
(xi)    the issuance of Equity Interests (other than Debt Equivalents) to any director, manager, officer, employee or consultant of the Loan Parties or any direct or indirect parent company thereof;
(xii)    transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Loan Parties or any of their Restricted Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xiii)    transactions with any joint venture or special purpose entity that is engaged in a similar business; provided that all the outstanding ownership interests of such joint venture or special purpose entity are owned only by the Loan Parties, their Restricted Subsidiaries and Persons that are not Affiliates of Holdings;
(xiv)    transactions between Holdings or any Restricted Subsidiary and any person that is an Affiliate of Holdings or any Restricted Subsidiary solely because a director of such Person is also a director of Holdings; provided that such director abstains from voting as a director of Holdings on any matter involving such other Person;
(xv)    any other transaction or series of related transactions with Affiliates involving an aggregate payment or consideration less than $10,000,000 for any such transaction or series of related transactions, and less than $75,000,000 for all transactions with Affiliates pursuant to this Section 7.08(xv) in the aggregate during the term of this Agreement; and
(xvi)    the distribution, by dividend or otherwise, of shares of capital stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents); provided that no Restricted Subsidiary shall be owned, directly or indirectly, by any Unrestricted Subsidiary after giving effect to any such distribution.
Section 7.09    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that: (i) limits the ability (A) of any Restricted Subsidiary of Holdings to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (x) on the date hereof and set forth on Schedule 7.09 or (y) at the time any Person becomes a Restricted Subsidiary of Holdings, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of Holdings, (B) of any Wholly Owned Subsidiary (other than (x) Foreign Subsidiaries, (y) Immaterial Subsidiaries and (z) Unrestricted Subsidiaries) to Guarantee the Finance Obligations or (C) of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person in favor of any of the Secured Parties; or (ii) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, except in each case for prohibitions or restrictions existing under or by reason of:
(i)    this Agreement and the other Loan Documents;
(ii)    restrictions imposed by the ABL Credit Agreement and the Note Indentures to the extent such restrictions do not limit the ability of the Loan Parties to pay Finance Obligations and, if the Indebtedness thereunder is renewed, extended or refinanced in a Permitted Refinancing, restrictions in the agreements governing the renewed, extended or refinancing Indebtedness (and successive renewals, extensions and refinancings thereof) if such restrictions, taken as a whole, are no more restrictive than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced, as determined in good faith by the Board of Directors of Holdings;

(iii)    applicable Law;
(iv)    restrictions in effect on the date of this Agreement contained in the agreements governing the Existing Indebtedness, all as in effect on the date of this Agreement, and, if such Indebtedness is renewed, extended or refinanced in a Permitted Refinancing, restrictions in the agreements governing the renewed, extended or refinancing Indebtedness (and successive renewals, extensions and refinancings thereof) if such restrictions, taken as a whole, are no more restrictive than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced as determined in good faith by the Board of Directors of Holdings;
(v)    restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.02(vi) to the extent that such restrictions apply only to the property or assets securing such Indebtedness
(vi)    any negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.02 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness or expressly permits Liens for the benefit of the Collateral Agent and the Lenders with respect to the credit facilities established hereunder and the Finance Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis;
(vii)    customary non-assignment provisions with respect to leases or licensing agreements entered into by Holdings or any of its Restricted Subsidiaries, in each case entered into in the ordinary course of business and consistent with past practices;
(viii)    any restriction or encumbrance with respect to any asset of Holdings or any of its Restricted Subsidiaries imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets or all or substantially all of the capital stock or assets of such Restricted Subsidiary, so long as such sale or disposition is permitted under this Agreement;
(ix)    customary provisions in joint venture agreements, partnership agreements, limited liability organizational governance documents, asset sale agreements, sale and leaseback agreements and other similar agreements;
(x)    restrictions created in connection with any Factoring Arrangement and any Permitted Refinancing thereof; provided that, in the case of Factoring Arrangements established after the Effective Date, such restrictions are necessary or advisable, in the good faith determination of the applicable Loan Party, to effect such Factoring Arrangement; and
(xi)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which any Loan Party or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of such Loan Party or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of such Loan Party or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary.
Notwithstanding the foregoing, each Loan Party shall not and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any Contractual Obligation that limits the ability of such Loan Party or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any Specified Real Property, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Finance Obligations.
Section 7.10    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.
Section 7.11    Financial Covenant. Permit the Total Leverage Ratio of Holdings and its Consolidated Restricted Subsidiaries, as of the last day of each fiscal quarter of Holdings for the period of four consecutive fiscal quarters of Holdings ending on such day, to exceed 4.50 to 1.00.
Section 7.12    Amendment of Organizational Documents. Amend any of its Organization Documents in a manner that would adversely affect any Senior Credit Party in any material respect.
Section 7.13    Accounting Changes. Make any change in (i) accounting policies or reporting practices, except as required by GAAP, or (ii) fiscal year that ends other than on or around December 31.
Section 7.14    Prepayments of Indebtedness, etc. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (i) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (ii) regularly scheduled or required repayments, prepayment or redemptions of Indebtedness under the Note Indentures and any Permitted Refinancing of such Indebtedness, (iii) repayments or prepayments of Indebtedness under the ABL Credit Agreement and any Permitted Refinancing of such Indebtedness, (iv) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.02 and any Permitted Refinancing of such Indebtedness, (v) any prepayment or repayment by a Group Company of Indebtedness owed to a Loan Party, (vi) so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, other prepayments, redemptions, purchases or defeasances not to exceed, in the aggregate in any fiscal year, the greater of (x) $75,000,000 and (y) 3.5% of Consolidated Total Assets for the Measurement Period ended immediately prior to the beginning of such fiscal year, (vii) so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, other prepayments, redemptions, purchases or defeasances, so long as, after giving pro forma effect to such prepayments, redemptions, purchases or defeasances, as applicable, the Total Leverage Ratio shall be less than or equal to 4.00:1.00 and (viii) any mandatory redemption, repurchase, retirement, termination or cancellation of Debt Equivalents and/or Disqualified Stock (to the extent permitted under Section 7.02).

Section 7.15    Amendments of Transaction Documents and Indebtedness. Amend, modify or change in any manner any term or condition of any Note Indenture or the ABL Facility, in each case in a manner that would materially and adversely affect the ability of the Loan Parties to perform their obligations under the Loan Documents; provided that for the avoidance of doubt, the exercise of any increase in the revolving commitments under the ABL Facility pursuant to Section 2.13 thereof shall be deemed to not materially and adversely affect the ability of the Loan Parties to perform their obligations under the Loan Documents.
Section 7.16    Certain Activities.
(a)    (i) Permit any Person (other than the Borrower or any Wholly Owned Subsidiary of the Borrower) to own any Equity Interests of any Restricted Subsidiary of the Borrower (other than co-investors in Joint Ventures not prohibited by Section 7.03 and with respect to the Equity Interest in Masonite (Africa) Limited and any subsidiary thereof), (ii) permit any Restricted Subsidiary of the Borrower to issue Equity Interests to any Person, except (A) to the Borrower or any Wholly Owned Subsidiary of the Borrower or (B) to qualify directors where required by applicable Law or to satisfy other requirements of the organizational documents of such Person or applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries or (iii) permit any Restricted Subsidiary of Holdings to issue any shares of Preferred Stock.
(b)    Permit any Immaterial Subsidiary to have any Subsidiaries (other than another Immaterial Subsidiary or an Unrestricted Subsidiary) or own any Equity Interests of any Loan Party.
(c)    Permit any Unrestricted Subsidiary to have any Subsidiaries (other than another Unrestricted Subsidiary) or own any Equity Interests of any Loan Party.
(d)    Permit any Restricted Subsidiary to be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary.
Section 7.17    Establishment of Defined Benefit Plan. Notwithstanding any other provision of this Agreement or any other Loan Document (i) establish or contribute to any Defined Benefit Plan (other than any pension plan which would constitute a Canadian Union Plan if contributed to by a Canadian Loan Party), (ii) commence to participate in or contribute to any pension plan which would constitute a Canadian Union Plan that contains a defined benefit provision if contributed to by a Canadian Loan Party and to which it did not previously participate in or contribute to, or (iii) acquire, without the prior written consent of the Administrative Agent, an interest in any Person if such Person sponsors, administers, maintains or contributes to, or has any liability in respect of, any Defined Benefit Plan or any pension plan which would constitute a Canadian Union Plan that contains a defined benefit provision if contributed to by a Canadian Loan Party.
Section 7.18    Independence of Covenants. All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists. Subject to the foregoing, the Loan Parties and any Subsidiary shall be able to use any exception enumerated in this Article VII independently or in the combination with any other exception.
ARTICLE VIII
EVENTS OF DEFAULT
Section 8.01    Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):
(a)    Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein (including as specified in any Prepayment Notice), any amount of principal of any Loan or (ii) pay within three Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document.
(b)    Covenants. Any Loan Party shall:
(i)    default in the due performance or observance of any term, covenant or agreement contained in Section 6.03 (other than clause (v) thereof), 6.05, 6.10, 6.11, 6.15 or Article VII; or
(ii)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsection (a) or (b)(i) of this Section 8.01) contained in this Agreement and such default shall continue unremedied for a period of 30 days after the earlier of (x) notice thereof being given by the Administrative Agent and (y) a Responsible Officer of Holdings or any Subsidiary having knowledge thereof.
(c)    Other Loan Documents. Any Loan Party shall default in the due performance or observance of any term, covenant or agreement (other than those referred to in subsection (a) or (b) of this Section 8.01) in any of the other Loan Documents and such default shall continue unremedied for a period of 30 days after the earlier of (x) notice thereof being given by the Administrative Agent and (y) a Responsible Officer of Holdings or any Subsidiary having knowledge thereof.
(d)    Representations and Warranties. Any representation, warranty or statement made or deemed to be made by any Loan Party herein, in any of the other Loan Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.
(e)    Cross-Default. Any Loan Party or any Restricted Subsidiary thereof (A) fails to make payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue beyond the expiration of all applicable grace and cure periods and has not otherwise been waived, regardless of amount, in respect of any Indebtedness (other than in respect of (x) Indebtedness outstanding under the Loan Documents and (y) Swap Contracts) under the ABL Facility, any Note Indenture and other Indebtedness having an outstanding aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount (together with any Indebtedness under the ABL Facility or any Note Indenture,

“Material Debt”), (B) fails to perform or observe any other condition or covenant and such failure continues beyond the expiration of all applicable grace and cure periods, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any Material Debt, if the effect of such failure, event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Material Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Material Debt to be declared to be due and payable prior to its stated maturity, or cash collateral in respect thereof to be demanded or (C) shall be required by the terms of any Material Debt to offer to prepay or repurchase such Material Debt (or any portion thereof) prior to the stated maturity thereof; provided that, this clause (C) shall not apply to any Material Debt that becomes due solely as a result of the voluntary disposition of assets or a change of control so long as such Material Debt is repaid when due.
(f)    Insolvency Proceedings. Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) institutes or consents to the institution of any proceeding, proposal or notice of intent to file a proposal under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed, with respect to a Significant Subsidiary incorporated in England and Wales, for 14 calendar days and, with respect to any other Person, for 60 calendar days; any proceeding, proposal or notice of intent to file a proposal under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed with respect to a Significant Subsidiary incorporated in England and Wales, for 14 calendar days and, with respect to any other Person for 60 calendar days, or an order for relief is entered in any such proceeding; or in the case of a Significant Subsidiary incorporated in England and Wales, a moratorium is declared in respect of any indebtedness of that Person. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
(g)    Inability to Pay Debts; Attachment. (i) Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 calendar days after its issue or levy, or (iii) with respect to a Significant Subsidiary incorporated in England and Wales, (i) it is deemed to, or is declared to, be unable to pay its debts under applicable law, (ii) it has suspended or threatened to suspend making payments on any of it debts, or (iii) by reason of actual or anticipated financial difficulties, it has commenced negotiations with one or more of its creditors (excluding any Senior Credit Party in its capacity as such) with a view to rescheduling any of its indebtedness.
(h)    Judgments. There is entered against any Loan Party or any Restricted Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive calendar days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.
(i)    ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to have a Material Adverse Effect or result in liability of Holdings or the Borrower under Title IV of ERISA in an aggregate amount in excess of the Threshold Amount, (ii) an event occurs with respect to a Foreign Plan which has resulted or could reasonably be expected have a Material Adverse Effect or to result in liability of the Loan Parties in an aggregate amount in excess of the Threshold Amount, (iii) there shall exist an amount of Unfunded Pension Liabilities, individually or in the aggregate, which has had or could reasonably be expected to have a Material Adverse Effect, (iv) Holdings, the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, or Loan Parties fail to pay when due, after the expiration of any applicable grace period, any amount due with respect to its withdrawal liability under Canadian Employee Benefits Legislation, in either case in an aggregate amount that could reasonably be expected to result in liability in excess of the Threshold Amount or which has had or could reasonably be expected to have a Material Adverse Effect, or (iv) any event has occurred or condition exists with respect to any Foreign Plan that has resulted or could result in any Foreign Plan being ordered or required to be wound up in whole or in part pursuant to any applicable laws or having any applicable registration revoked or refused for the purposes of any applicable pension benefits or tax laws or being placed under the administration of the relevant pension benefits regulatory authority or being required to pay any taxes or penalties under applicable pension benefits and tax laws and which could reasonably be expected to result in liability in excess of the Threshold Amount or which has had or could reasonably be expected to have a Material Adverse Effect.
(j)    Invalidity of Loan Documents. Any Loan Document (or any material provision of any Loan Document), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Senior Credit Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.
(k)    Change of Control. A Change of Control shall occur.
(l)    Collateral Documents. Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien on the Collateral (other than ABL Priority Collateral) purported to be covered thereby or a second priority Lien on the ABL Priority Collateral, in each case, in the United States (subject to Permitted Liens), if and to the extent perfection may be achieved by the filings and other actions contemplated by the Collateral Documents and subject to any qualifications with respect to perfection contained therein.
(m)    Pension Events. A Pension Event shall occur with respect to a Canadian Pension Plan or Canadian Union Plan, or if any Canadian Pension Plan shall be fully or partially wound-up or terminated or any such trustee shall be requested or appointed, or if Holdings or any applicable Subsidiary is in default with respect to payments to a Canadian Pension Plan or Canadian Union Plan resulting from their complete or partial withdrawal from such Canadian Pension Plan or Canadian Union Plan and any such event could reasonably be expected to result in liability in excess of the Threshold Amount or could reasonably be expected to have a Material Adverse Effect, or any Lien arises (save for “normal cost” (as defined for the purposes of Canadian Employee Benefits Legislation contribution amounts not yet due, it being understood that “normal cost” does not include any “special payments” as defined in the Canadian Employee Benefits Legislation)) in connection with any Canadian Pension Plan as a result of such event.
Section 8.02    Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall at the request of (or may, with the consent of) the Required Lenders, take any or all of the following actions:
(i)    declare the Commitment of each Lender to be terminated, whereupon such Commitments and any related obligations to any Loan Party shall be terminated;
(ii)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Holdings and the Borrower; and
(iii)    exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents;
provided, however, that upon the occurrence of any Event of Default described in Section 8.01(f) or (g), the Commitment of each Lender shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case, without further act of the Administrative Agent or any Lender.
Section 8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Finance Obligations shall be applied by the Administrative Agent in the following order, subject to the terms of the Intercreditor Agreement and any other applicable intercreditor agreement:
FIRST,to payment of that portion of the Finance Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent or the Collateral Agent and amounts payable under

Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;
SECOND,to payment of that portion of the Finance Obligations arising under the Loan Documents constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (other than Defaulting Lenders) (including fees, charges and disbursements of counsel to the respective Lenders (other than Defaulting Lenders) and including fees and time charges for attorneys who may be employees of any. Lender (other than a Defaulting Lender)) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause SECOND payable to them;
THIRD,to payment of that portion of the Senior Credit Obligations arising under the Loan Documents constituting accrued and unpaid interest on the Loans and other Finance Obligations arising under the Loan Documents, ratably among the Lenders (other than Defaulting Lenders) in proportion to the respective amounts described in this clause THIRD payable to them;
FOURTH,to payment of that portion of the Finance Obligations arising under the Loan Documents constituting unpaid principal of the Loans and that portion of the Finance Obligations then owing under the Secured Hedge Agreements, ratably among the Lenders (other than Defaulting Lenders) and the Hedge Banks in proportion to the respective amounts described in this clause FOURTH held by them;
FIFTH,to payment of that portion of the Finance Obligations then owing under Secured Cash Management Agreements, ratably among the Cash Management Banks in proportion to the respective amounts described in this clause FIFTH held by them; and
SIXTH,to the payment of all other Finance Obligations that are due and payable to the Administrative Agent and the other Secured Parties (including Defaulting Lenders) on such date, ratably among the Secured Parties in proportion to the respective amounts described in this clause SIXTH held by them.
Notwithstanding the foregoing, Finance Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE IX
AGENCY PROVISIONS
Section 9.01    Authorization and Action.

(a)    Each of the Lenders hereby irrevocably appoints JPM and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender authorizes the Administrative Agent and the Collateral Agent to take such actions as agent on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent or the Collateral Agent, as applicable, by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto, and such appointment is hereby accepted. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent and the Collateral Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent or the Collateral Agent, as applicable, is a party, and to exercise all rights, powers and remedies that the Administrative Agent or the Collateral Agent, as applicable, may have under such Loan Documents.
(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that no Agent shall be required to take any action that (i) such Agent in good faith believes exposes it to liability unless such Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that such Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require any Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, each Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)    no Agent assumes and no Agent shall be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or Secured Party other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to any Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against any Agent based on an alleged breach of fiduciary duty by such Agent in connection with this Agreement and/or the transactions contemplated hereby;
(ii)    nothing in this Agreement or any Loan Document shall require any Agent to account to any Lender for any sum or the profit element of any sum received by such Agent for its own account.
(d)    Each Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. No Agent shall be responsible for the negligence or misconduct of any sub agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)    No Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)    In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, reorganization, receivership, moratorium or similar law now or hereafter in effect, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention or appearance in such case or proceeding or otherwise:
(i)    to file and prove a claim or proof of claim for the whole amount of the principal and interest, fees, and expenses owing and unpaid in respect of the Loans and all other Finance Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim under Sections 2.06, 2.07, 3.01, 3.04 and 10.04) allowed in such judicial case or proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator, debtor, debtor-in-possession or other similar official in any such case or proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to each applicable Agent and, in the event that the applicable Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the applicable Agent any amount due to it, in its capacity as Agent, under the Loan Documents (including under Section 10.04). Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or otherwise accept or adopt on behalf of any Lender any proposed plan of reorganization, arrangement, adjustment, composition or similar dispositive restructuring plan affecting the Secured Obligations or the rights of any Lender or to authorize any Agent to vote in respect of the claim of any Lender in any such case or proceeding.
The provisions of this Article are solely for the benefit of the Agents and the Lenders, and, except solely to the extent of the Borrower’s right to consent pursuant to and subject to the conditions set forth in this Article, the Borrower, any Subsidiary or any of their respective Affiliates shall not have any rights as a third-party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Finance Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
Section 9.02    Agent’s Reliance, Indemnification, Etc.
(a)    No Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, any Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the applicable Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own bad faith, gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the applicable Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the applicable Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed.pdf or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(b)    Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to such Person by the Borrower or a Lender, and such Person shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the applicable Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the applicable Agent.
(c)    Without limiting the foregoing, each Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.06, (ii) may rely on the Register to the extent set forth in Section 10.06(c), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the applicable Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Section 9.03    Reliance by Agent. With respect to its Commitment and Loans, each Person serving as an Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders,” “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include each applicable Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. Each Person serving as an Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as an Agent and without any duty to account therefor to the Lenders.
Section 9.04    Successor Agent.
(a)    Any Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right, to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Agent by a successor, such successor shall succeed to and become vested with, all the rights, powers, privileges and duties of the retiring Agent. Upon the acceptance of appointment as Agent by a successor, the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor its rights as an Agent under the Loan Documents.
(b)    Notwithstanding clause (a) of this Section, in the event no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to such Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of such Agent, shall continue to hold such Collateral, in each case until such time as a successor is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the applicable Agent for the account of any Person other than the applicable Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the applicable Agent shall directly be given or made to each Lender. Following the effectiveness of the applicable Agent’s resignation from its capacity as such, the provisions of this Article, Section 3.01 and Section 10.04, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent and in respect of the matters referred to in the proviso under clause (i) above.
Section 9.05    Acknowledgement of Lenders.
(a)    Each Lender represents and warrants that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon any Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender, or any of the Related

Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States federal, state, Canadian federal and provincial securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, an Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.
(c)    Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including, without limitation, any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.05(c) shall be conclusive, absent manifest error.
(d)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(e)    The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Finance Obligations owed by the Borrower or any other Loan Party.
(f)    Each party’s obligations under this Section 9.05 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Finance Obligations under any Loan Document.
Section 9.06    Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorize the Collateral Agent:
(i)    to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Finance Obligations (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (C) if approved, authorized or ratified in writing in accordance with Section 10.01;
(ii)    to release any Guarantor from its obligations under the Guaranties if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
(iii)    to subordinate any Lien on any property granted to or held by the Collateral Agent under any Finance Document to the holder of any Lien on such property that is permitted by Section 7.01(i)(B), (vii), (ix), (xiii) or (xvi).
Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.06. In each case as specified in this Section 9.06, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and Liens granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.06.

No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of any Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Except with respect to the exercise of setoff rights in accordance with Section 10.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Finance Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Secured Parties in accordance with the terms thereof.  In furtherance of the foregoing and not in limitation thereof, no Finance Obligations arising under any Secured Cash Management Agreement or any Secured Hedge Agreement will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document.  By accepting the benefits of the Collateral, each Secured Party that is a party to any such Secured Cash Management Agreement or Secured Hedge Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
Section 9.07    Intercreditor Agreement.
(a)    The Lenders acknowledge that the obligations of the Loan Parties under the ABL Credit Agreement are secured by Liens on assets of the Loan Parties that constitute Collateral and that the relative Lien priority and other creditor rights of the Secured Parties and the secured parties under the ABL Credit Agreement are set forth in the Intercreditor Agreement. Each Lender hereby acknowledges that it has received a copy of the Intercreditor Agreement. Each Lender hereby irrevocably (i) consents to the subordination of the Liens on the ABL Priority Collateral securing the Finance Obligations on the terms set forth in the Intercreditor Agreement, (ii) authorizes and directs each applicable Agent to execute and deliver the Intercreditor Agreement and any documents relating thereto, in each case on behalf of such Lender and without any further consent, authorization or other action by such Lender, (iii) agrees that such Lender will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (iv) agrees that no Lender shall have any right of action whatsoever against any applicable Agent as a result of any action taken by such Agent pursuant to this Section or in accordance with the terms of the Intercreditor Agreement. Each Lender hereby further irrevocably authorizes and directs the applicable Agent (1) to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of the Intercreditor Agreement and (2) to enter into such amendments, supplements or other modifications to the Intercreditor Agreement in connection with any extension, renewal, refinancing or replacement of any Finance Obligations and the ABL Credit Agreement as are reasonably acceptable to the applicable Agent to give effect thereto, in each case on behalf of such Lender and without any further consent, authorization or other action by such Lender. The applicable Agents shall have the benefit of the provisions of Article IX with respect to all actions taken by it pursuant to this

Section or in accordance with the terms of the Intercreditor Agreement to the full extent thereof. The foregoing provisions are intended as an inducement to the secured parties under the ABL Credit Agreement to extend credit to the Borrower and such secured parties are intended third-party beneficiaries of such provisions.
(b)    Notwithstanding anything herein to the contrary, prior to the discharge of ABL Obligations, (i) the requirements of this Agreement to deliver ABL Priority Collateral to, or to establish control (to the extent only one party can have control) of ABL Priority Collateral by, any Agent shall be deemed satisfied by delivery of such ABL Priority Collateral to, or establishment of control of such ABL Priority Collateral by, the ABL Agent (as defined in the Intercreditor Agreement) as bailee for the applicable Agent pursuant to the terms of the Intercreditor Agreement; and (ii) no Loan Party shall be required to take or omit to take any action affirmatively required by any of the provisions of any Loan Documents, or requested by any Agent, with respect to any ABL Priority Collateral if such action or inaction would be irreconcilably inconsistent with (A) any action or inaction affirmatively requested by the ABL Agent with respect to such ABL Priority Collateral or (B) any action or inaction affirmatively required by any of the provisions of the ABL Loan Documents with respect to such ABL Priority Collateral.
Section 9.08    Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranties or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, no Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Finance Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the applicable Agent has received prior written notice of such Finance Obligations, together with such supporting documentation as the applicable Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
Section 9.09    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Finance Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Finance Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Finance Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Finance Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Finance Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Sections 10.01 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Finance Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Finance Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Finance Obligations assigned to the acquisition vehicle exceeds the amount of Finance Obligations credit bid by the acquisition vehicle or otherwise), such Finance Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Finance Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Finance Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Finance Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
ARTICLE X
MISCELLANEOUS
Section 10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders or such other number or percentage of Lenders as may be specified herein) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (x) the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical error, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Agent or any Lender, and (y) except as otherwise expressly stated herein, no such amendment, waiver or consent shall:
(i)    increase the Commitment of any Lender without the written consent of such Lender;
(ii)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender and each Lender directly and adversely affected thereby; provided that, a waiver in accordance with the terms hereof of any condition precedent or waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall not constitute an extension or increase of any Commitments;
(iii)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to any Lender hereunder or under such other Loan Document without the written consent of such Lender;
(iv)    reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to the proviso to this clause (iv)) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(v)    change Section 8.03 in a manner that would alter the priority of payments required thereby without the written consent of each Lender directly and adversely affected thereby (other than a Defaulting Lender);
(vi)    change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (other than a Defaulting Lender);
(vii)    release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender (other than a Defaulting Lender); provided that the Collateral Agent may, without consent from any Lender, release any Collateral that is sold or transferred by a Loan Party in compliance with Section 7.04 or 7.05 or released in compliance with Section 9.06(i) or (ii);
(viii)    release all or substantially all of the value of the Guaranty, without the written consent of each Lender (other than a Defaulting Lender), except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.06 (in which case such release may be made by the Administrative Agent acting alone);

(ix)    amend the provisions of (x) Section 2.11, (y) Section 8.03 or (z) any other provision of any Loan Document related to the pro rata sharing of payments among Lenders or the order in which payments are applied to repay the Finance Obligations, in each case, in a manner that alters the pro rata sharing of payments or the order in which payments are applied to repay the Finance Obligations (and with respect to clause (x), in a manner that alters the requirement for Lenders to purchase participations due to receipt of payments in respect of principal and interest), in each case, without the written consent of each Lender (other than a Defaulting Lender); or
(x)    subordinate the Finance Obligations or the Liens securing the Finance Obligations in right of payment and/or security to any other indebtedness, without the written consent of each Lender (other than a Defaulting Lender);
and provided, further, that: (A) no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent in addition to the Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Loan Document; (B) no amendment, waiver or consent which would require the consent of a Lender but for the fact that it is a Defaulting Lender shall be enforced against it without its consent; and (C) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent provided in clauses (i) through (x) above.
Notwithstanding anything to the contrary contained in this Section 10.01, if any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant thereto). Notwithstanding anything to the contrary contained in this Section 10.01, at any time that any Real Property constitutes Collateral, no amendment, consent or other modification with respect to any Loan Document shall add, increase, renew or extend any Loan or Commitment until the completion of flood due diligence, documentation and coverage as required by the Flood Laws or as otherwise reasonably satisfactory to all Lenders.
Section 10.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier or by electronic communication (as described in clause (b) below) as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to any Loan Party, the Borrower, the Administrative Agent or the Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform.
(i)    Each of Holdings and the Borrower agrees that the Administrative Agent may, but shall not be obligated tom make any Borrower Materials available to the Lenders by posting the Borrower Materials on the Platform.
(ii)    Although the Platform and its primary web portal are secured with generally applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Platform is secured through a per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders, Holdings and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, Holdings and the Borrower hereby approves distribution of the Borrower Materials through the Platform and understands and assumes the risks of such distribution.
(iii)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall (i) the Loan Parties or (ii) the Administrative Agent or any of its Related Parties (collectively, “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through electronic telecommunications or other information transmission systems, except for direct or “economic” (as such term is used in Title 18, United States Code, Section 1030(g)) (as opposed to special, indirect, consequential or punitive) losses, claims, damages, liabilities or expenses to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final a nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any party hereto have any liability to any other party hereto or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to such direct or “economic” damages).
(iv)    Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Borrower Materials have been posted to the Platform shall constitute effective delivery of the Borrower Materials to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(v)    Each of the Lenders, Holdings and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Materials on the Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(vi)    Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
(d)    Change of Address, Etc. The Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal, state, Canadian federal and provincial securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or their securities for purposes of United States federal, state, Canadian federal and provincial securities laws.
(e)    Reliance by Agent and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.
Section 10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or by any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (i) any Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11) or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Loan Parties jointly and severally agree to pay (i) all reasonable, documented, out-of-pocket expenses incurred by the Arrangers and the Agents or any of their respective Affiliates, including the reasonable invoiced fees and the documented, out-of-pocket charges and disbursements of counsel for the Arrangers and the Agents (which shall be limited to one primary counsel and one local counsel for each applicable jurisdiction in which a Loan Party is formed or incorporated or in which assets included in the Collateral are located), in connection with the syndication of the credit facilities provided for herein, the due diligence in support thereof, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable, documented, out-of-pocket expenses incurred by any Agent or any of their respective Affiliates or any Lender, including the reasonable invoiced fees and the documented, out-of-pocket charges and disbursements of counsel, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable, documented, out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification. The Loan Parties, jointly and severally, shall indemnify each Arranger, each Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable, documented, out-of-pocket expenses (including the reasonable invoiced fees and the documented, out-of-pocket charges and disbursements of any counsel for the Agents (which shall be limited to one primary counsel and one local counsel in each applicable jurisdiction)), but without duplication of payments made pursuant to Sections 3.01 and 3.04 incurred or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Agents (and any sub-agent thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding brought by a third party or by the Borrower or any other Loan Party or the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Affiliate of such Indemnitee or any of their respective Related Parties, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim brought by an Indemnitee against another Indemnitee (other than any claims against JPM in its capacity, or in fulfilling its role, as an arranger or agent or any similar role hereunder) and such claim does not directly involve an act or omission of a Loan Party. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claims.
(c)    Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail indefeasibly to pay any amount required under subsection (a) or (b) of this Section to be paid by it or them to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the applicable Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the applicable Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).
(d)    Limitation of Liability. To the fullest extent permitted by applicable Law, each party to this Agreement shall not assert, and hereby waives, any claim against any other party to this Agreement and each of its Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that nothing in this Section 10.04(d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.04(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or “economic” (as such term is used in Title 18, United States Code, Section 1030(g)) (as opposed to special, indirect, consequential or punitive) losses, claims, damages, liabilities or expenses to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final a nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party.

(e)    Payments. All amounts due under this Section shall be payable not later than 20 days after demand therefor.
(f)    Survival. The agreements in this Section shall survive the resignation of any Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Senior Credit Obligations.
Section 10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to any Agent or any Lender, or any Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (ii) each Lender severally agrees to pay to the applicable Agent upon demand its applicable share of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Bank Funding Rate from time to time in effect. The obligations of the Lenders under clause (ii) of the preceding sentence shall survive the payment in full of the Senior Credit Obligations and the termination of this Agreement.
Section 10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under the Facility and the Loans at the time owing to it under the Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the “Trade Date”, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) calendar days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment or Loan if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a payment by the applicable assignee of a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Borrower, Affiliates or Subsidiaries. No assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(vi)    No Assignment to Certain Persons. No assignment shall be made to (A) a natural person, (B) a Defaulting Lender or (C) absent the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to a Person (an “Ineligible Assignee”) disclosed on a list of competitors identified as Ineligible Assignees and accepted by the Administrative Agent prior to the Effective Date, as updated from time to time by the Borrower and approved by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed).
(vii)    No Assignment unless Registered. No assignment shall be effective unless and until such assignment is recorded in the Register in accordance with the provisions of Section 10.06(c).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its reasonable expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office (i) a copy of each Assignment and Assumption delivered to it and (ii) a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or any Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (y) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). In the event that any Lender sells a participation pursuant to this Section 10.06(d), such Lender shall maintain with respect to such participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, a register comparable to the Register (the “Participant Register”). Interests in the rights and/or obligations of a Lender under this Agreement may be participated in whole or in part only by registration of such participation on such Participant Register. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.
(e)    Limitation Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Notwithstanding anything to the contrary contained herein, a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) with the same degree of care that it uses to protect its own confidential information and to not use the Information for any purpose except in connection with the Loan Documents and the transactions contemplated hereby, except that

Information may be disclosed: (i) to its Affiliates and to it and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors, attorneys, accountants and representatives who have a need to know such information to facilitate the exercise of the rights granted and the fulfillment of the obligations imposed by the Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal, judicial or administrative process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.12(c), or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower, (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, (B) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (C) is used for purposes of establishing a “due diligence” defense, or (ix) on a confidential basis to (A) any rating agency in connection with rating any Group Company or the Facility or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility. In addition, each of the Administrative Agent, the Collateral Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to any of the Administrative Agent, the Collateral Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Facilty.
For purposes of this Section 10.07, “Information” means all non-public information received from Holdings or any of its Subsidiaries relating to Holdings or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised at least the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own similar confidential information, but in no event less than a reasonable degree of care. Notwithstanding the foregoing, any Agent and any Lender may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or otherwise describing the names of the Loan Parties, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.
Each of the Administrative Agent and the Lenders acknowledges and agrees that (i) the Information may include material non-public information concerning Holdings or one or more of its Subsidiaries, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Laws, including United States federal, state, Canadian federal and provincial securities laws.
Section 10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, with the written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 10.09    Interest Rate Limitation.
(a)    Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Senior Credit Obligations hereunder.
(b)    If any provision of this Agreement would oblige a Loan Party to make any payment of interest or other amount payable to the Administrative Agent in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Administrative Agent of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by the Administrative Agent of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:
(i)    first, by reducing the amount or rate of interest; and

(ii)    thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).
Any provision of this Agreement that would oblige a Loan Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Loan Party, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.
Section 10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.
Section 10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Senior Credit Obligation shall remain unpaid or unsatisfied.
Section 10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.13    Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender’s obligations to make, continue or convert Term Benchmark Loans has been suspended pursuant to Section 3.02, (iv) any Lender is a Defaulting Lender (v) the Borrower are entitled to remove a Lender pursuant to Section 10.01, or (vi) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the assignee shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(iv)    such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 10.14    Governing Law; Jurisdiction Etc.
(a)    Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER LOAN DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK); PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.
(b)    Submission to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY

JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. IN ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL, NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO SUCH COLLATERAL.
(c)    Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers, are arm’s-length commercial transactions between the Loan Party and their respective Affiliates, on the one hand, and the Agents and the Arrangers, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their Affiliates, or any other Person and (B) none of the Agents or the Arrangers has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) any Agent, any Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Agents or the Arrangers has any obligation to disclose any of such interests to the Borrower or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against any Agent or any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.17    Electronic Execution. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby, including each Assignment and Assumption, (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed.pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed.pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, each of the Agents and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of any Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each other Loan Party hereby (A) agrees that, for all purposes, including, without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agents, the Lenders, the Borrower and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed.pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) each of the Agents and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Related Party of any Agent or any Lender for any losses, claims (including intraparty claims), demands, damages or liabilities of any kind arising solely from any Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed.pdf or any other electronic means that reproduces an image of an actual executed signature page, including any losses, claims (including intraparty claims), demands, damages or liabilities of any kind arising as a result of the failure of the Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 10.18    USA Patriot Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
Section 10.19    Judgment Currency.
(a)    The obligations of the Loan Parties hereunder and under the other Loan Documents to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by a Loan Party of the full amount of the Obligation Currency expressed to be payable to it under this Agreement or another Loan Document. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as reasonably quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency reasonably designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
(b)    If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, or remit, or cause to be remitted, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
(c)    For purposes of determining any rate of exchange or currency equivalent for this Section 10.19, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
Section 10.20    Anti-Money Laundering Legislation. (a) Each Loan Party acknowledges that, pursuant to Anti-Money Laundering Laws, the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender or any Agent, in order to comply with any applicable Anti-Money Laundering Laws, whether now or hereafter in existence.
(a)    If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable Anti-Money Laundering Laws, then the Administrative Agent:
(i)    shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable Anti-Money Laundering Laws; and
(ii)    shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

Section 10.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 10.22    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or other Loan Party, that at least one of the following is and will be true:
(i)    Such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or this Agreement,
(ii)    The transactions exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-26 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfied the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or
(iv)    Such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 10.23    Acknowledgement Regarding Any Supported QFCs.
(a)    To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contract or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(b)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 10.24    Intercreditor Governs. Notwithstanding any other provision contained herein or in any Collateral Document, the priority of the Liens created by the Collateral Documents and the exercise of the rights, remedies, duties and obligations provided for herein and therein are subject in all respects to the provisions of the Intercreditor Agreement, if then in effect, and, to the extent provided therein, the applicable collateral documents referenced therein. Notwithstanding anything contrary contained herein, in the event of any conflict or inconsistency between any Collateral Document (other than the Intercreditor Agreement), this Agreement or the Intercreditor Agreement with respect to the priority of any liens or security interests granted hereunder or the exercise of any rights or remedies by the Collateral Agent, the terms of this Agreement and/or the Intercreditor Agreement shall govern and control (except that, in the case of any conflict between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall control with respect to the priority of any liens or security interests granted under the Collateral Documents or the exercise of any rights or remedies by the Collateral Agent).
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

MASONITE CORPORATION, as Borrower
By:	/s/ Kent J. Markham Name: Kent J. Markham
Title: Assistant Treasurer and Director of Risk Management

MASONITE INTERNATIONAL CORPORATION, as Holdings
By:	/s/ Kent J. Markham Name: Kent J. Markham
Title: Assistant Treasurer and Director of Risk Management

JPMORGAN CHASE BANK, N.A., individually and as the Administrative Agent, the Collateral Agent and a Lender
By:	/s/ Kody J. Nerios
Name: Kody J. Nerios
Title: Authorized Officer

CIBC Bank USA, as a Lender
By:	/s/ Kim Bruce
Name: Kim Bruce
Title: Managing Director

Compeer Financial, PCA as a Lender
By:	/s/ Betty Janelle
Name: Betty Janelle
Title: Director, Capital Markets

COBANK, FCB, as a Lender
By:	/s/ Eric Nickerson
Name: Eric Nickerson
Title: Sector VP

Farm Credit Services of America, PCA, as a Lender
By:	/s/ Curt A. Brown
Name: Curt A. Brown
Title: Vice President

WELLS FARGO BANK, N.A., as a Lender
By:	/s/ Mark C. Dawson
Name: Marc C. Dawson
Title: Senior Vice President

Fifth Third Bank, National Association, as a Lender
By:	/s/ Taylor Beringer
Name: Taylor Beringer
Title: Executive Director

TD Bank, N.A., as a Lender
By:	/s/ Cyntra A. Trani
Name: Cyntra A. Trani
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Carmen Campise Jr.
Name: Carmen Campise Jr.
Title: Senior Vice President

Morgan Stanley Bank, N.A., as a Lender
By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory